EXECUTION VERSION

Exhibit 10.1

CREDIT AGREEMENT

among

U.S.I. HOLDINGS CORPORATION,

VARIOUS LENDING INSTITUTIONS,

JPMORGAN CHASE BANK,

as ADMINISTRATIVE AGENT,

BANK OF AMERICA, N.A.,

as SYNDICATION AGENT

and

LASALLE BANK NATIONAL ASSOCIATION,

SUNTRUST BANKS, INC.

and

FIFTH THIRD BANK,

as CO-DOCUMENTATION AGENTS

Dated as of August 11, 2003

$155,000,000

J.P. MORGAN SECURITIES INC.

and

BANC OF AMERICA SECURITIES LLC,

as JOINT LEAD ARRANGERS and JOINT BOOK MANAGERS

and

LASALLE BANK NATIONAL ASSOCIATION,

SUNTRUST BANKS, INC.

and

FIFTH THIRD BANK,

as CO-ARRANGERS

-i-

		Page
6.10	No Burdensome Agreements	29
6.11	Taxes	29
6.12	Federal Regulations	30
6.13	Compliance with ERISA	30
6.14	Investment Company Act; Other Regulations	31
6.15	Corporate Structure	31
6.16	Environmental and Other Matters	32
6.17	Security Interests	32
6.18	Accuracy of Information	32
6.19	Insurance	33
6.20	Solvency	33
6.21	Labor Relations	33
6.22	Indebtedness	33
6.23	Real Property	33
6.24	Representations and Warranties in Credit Documents	34
6.25	Use of Proceeds	34

SECTION 7.	Affirmative Covenants	34
7.01	Financial Statements	34
7.02	Certificates; Other Information	35
7.03	Payment of Taxes and Other Obligations	36
7.04	Conduct of Business; Maintenance of Existence	36
7.05	Maintenance of Property and Insurance	37
7.06	Inspection of Property, Books and Records; Discussions	37
7.07	Notices	37
7.08	ERISA Contingencies	37
7.09	Environmental Law	38
7.10	Additional Security; Further Assurances	38
7.11	Corporate Structure	39
7.12	Fiduciary Cash	39
7.13	Permitted Acquisitions	39
7.14	Repayment of Post-Closing Indebtedness to be Refinanced	41
7.15	Margin Stock	42

SECTION 8.	Negative Covenants	42
8.01	Total Leverage Ratio	42
8.02	Consolidated Fixed Charge Coverage Ratio	43
8.03	Capital Expenditures	44
8.04	Minimum Consolidated Net Worth	44
8.05	Indebtedness	44
8.06	Liens	46
8.07	Consolidations, Mergers, Sales of Assets and Acquisitions	48
8.08	Dividends	50
8.09	Advances, Investments and Loans	51
8.10	Transactions with Affiliates	52
8.11	Limitation on Payments and Modifications of Certain Indebtedness and other Obligations; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements, etc	53
8.12	Limitation on Certain Restrictions on Subsidiaries	53
8.13	Limitation on Issuance of Capital Stock	53
8.14	Limitation on Creation of Subsidiaries	54
8.15	Limitation on Changes in Fiscal Year	54

SECTION 9.	Events of Default	54

SCHEDULE I	List of Lenders and Commitments
SCHEDULE II	Lender Addresses
SCHEDULE 2.01(c)	Existing Letters of Credit
SCHEDULE 6.01(c)	Liabilities
SCHEDULE 6.01(d)	Transfers
SCHEDULE 6.02	Material Changes
SCHEDULE 6.06	Litigation
SCHEDULE 6.09	Intellectual Property
SCHEDULE 6.13	ERISA Plans
SCHEDULE 6.15	Subsidiaries
SCHEDULE 6.19	Property Insurance

SCHEDULE 6.22	Existing Lines of Credit
SCHEDULE 6.23	Real Property
SCHEDULE 7.11(a)	Non-Wholly Owned Subsidiaries
SCHEDULE 7.11(b)	Subsidiaries Not Owned Through USIS
SCHEDULE 8.05	Indebtedness
SCHEDULE 8.06	Liens
SCHEDULE 8.09	Existing Investments
SCHEDULE 10(a)	Existing Stock Redemption Obligations
SCHEDULE 10(b)	Indebtedness to be Refinanced

EXHIBIT A	Form of Notice of Borrowing
EXHIBIT B-1	Form of Term Note
EXHIBIT B-2	Form of Revolving Note
EXHIBIT C	Form of Letter of Credit Request
EXHIBIT D	Form of Section 4.04(b)(ii) Certificate
EXHIBIT E	Form of Opinion of Morea & Schwartz
EXHIBIT F	Form of Officers’ Certificate
EXHIBIT G	Form of Pledge Agreement
EXHIBIT H	Form of Subsidiaries Guaranty
EXHIBIT I	Form of Solvency Certificate
EXHIBIT J	Form of Compliance Certificate
EXHIBIT K	Form of Assignment Agreement
EXHIBIT L	Form of Intercompany Note

CREDIT AGREEMENT, dated as of August 11, 2003, among U.S.I. HOLDINGS CORPORATION, a Delaware corporation (the “Borrower”), the lenders from time to time party hereto (each a “Lender” and, collectively, the “Lenders”), BANK OF AMERICA, N.A., as Syndication Agent (in such capacity, the “Syndication Agent”) and JPMORGAN CHASE BANK, as Administrative Agent (in such capacity, the “Administrative Agent” and, together with the Syndication Agent, each, an “Agent” and, collectively, the “Agents”). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 10 are used herein as so defined.

W I T N E S S E T H :

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the credit facilities provided for herein.

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Amount and Terms of Credit.

1.01 Amount and Terms of Credit. (a) Subject to and upon the terms and conditions set forth herein, each Lender with a Term Loan Commitment severally agrees to make a term loan or term loans (each, a “Term Loan” and, collectively, the “Term Loans”) to the Borrower, which Term Loans (i) shall be incurred by the Borrower pursuant to a single borrowing on the Effective Date, (ii) shall be denominated in Dollars, (iii) shall, at the option of the Borrower, be incurred and maintained as and/or converted into Base Rate Loans or Eurodollar Loans, provided that all Term Loans comprising the same Borrowing shall at all times be of the same Type, (iv) shall not exceed for any Lender, in initial aggregate principal amount, that amount which equals the Term Loan Commitment of such Lender at the time of incurrence thereof (before giving effect to any reductions thereto on such date pursuant to Section 3.03(b)), and (v) shall not exceed, in initial aggregate principal amount, that amount which equals the Total Term Loan Commitment at the time of incurrence thereof (before giving effect to any reductions thereto on such date pursuant to Section 3.03(b)). Once repaid or prepaid, Term Loans incurred hereunder may not be re-borrowed.

(b) Subject to and upon the terms and conditions set forth herein, each RL Lender severally agrees, at any time and from time to time after the Effective Date and prior to the Revolving Credit Maturity Date, to make a revolving loan or revolving loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower, which Revolving Loans (i) shall be denominated in Dollars, (ii) shall, at the option of the Borrower, be incurred and maintained as and/or converted into Base Rate Loans or Eurodollar Loans, provided that all Loans comprising the same Borrowing shall at all times be of the same Type, (iii) may be repaid and re-borrowed at any time in accordance with the provisions hereof, (iv) shall not exceed for any RL Lender at any time outstanding that aggregate principal amount which, when added to such RL Lender’s RL Percentage of the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time, the Revolving Loan Commitment of such RL Lender at such time, and (v) shall not exceed at any time outstanding that aggregate principal amount which, when added to all Letter of Credit Outstandings at such time, equals the Total Revolving Loan Commitment at such time.

1.02 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Loans hereunder shall not be less than the Minimum Borrowing Amount applicable to such Loans. More than one Borrowing may be incurred on any day; provided that at no time shall there be outstanding more than ten Borrowings of Eurodollar Loans.

1.03 Notice of Borrowing. (a) Whenever the Borrower desires to incur Loans, an Authorized Officer of the Borrower shall give the Administrative Agent at its Notice Office, (x) prior to 11:00 A.M. (New York time), at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans or (y) prior to 10:00 A.M. (New York time) on the day of each Borrowing of Base Rate Loans, prior written notice (or telephonic notice promptly confirmed in writing). Each such notice (a “Notice of Borrowing”), except as otherwise expressly provided in Section 1.10, shall be irrevocable, and, in the case of a written notice and a confirmation of telephonic notice, shall be in the form of Exhibit A hereto, appropriately completed to specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the respective Borrowing shall consist of Term Loans or Revolving Loans and (iv) whether the respective Borrowing shall consist of Base Rate Loans or Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Borrowing, written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters covered by the Notice of Borrowing.

(b) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice, believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower. In each such case the Administrative Agent’s record of the terms of any such telephonic notice shall be conclusive absent manifest error.

1.04 Disbursement of Funds. (a) Subject to the terms and conditions herein set forth, no later than 11:00 A.M. (New York time) on the date of each incurrence of Loans, each Lender with a Commitment under the respective Tranche will make available to the Administrative Agent its pro rata share of each Borrowing requested to be made on such date in the manner provided below.

(b) Each Lender shall make available all amounts it is to fund under any Borrowing in Dollars and immediately available funds to the Administrative Agent at the Payment Office and the Administrative Agent will make available to the Borrower as promptly as practicable on the date of the respective Borrowing, by depositing to its account at the Payment Office the aggregate of the amounts so made available in the type of funds received. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of such Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall pay such corresponding amount to the Administrative Agent within two (2) Business Days. The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (x) if paid by such Lender, the overnight Federal Funds Effective Rate or (y) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 1.08(a) or (b), as the case may be, for the respective Loans.

(c) Nothing in this Section 1.04 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

1.05 Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, all of the Loans made to it by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 12.05 and shall, if requested by such Lender, also be evidenced (i) if Term Loans, by a promissory note substantially in the form of Exhibit B-1 with blanks appropriately completed in conformity herewith (each a “Term Note” and collectively, the “Term Notes”) and (ii) if Revolving Loans, by a promissory note substantially in the form of Exhibit B-2 with blanks appropriately completed in conformity herewith (each a “Revolving Note” and collectively, the “Revolving Notes”).

(b) The Term Note issued to each Lender with a Term Loan Commitment and/or outstanding Term Loans shall (i) be executed by the Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Effective Date (or, in the case of any Term Note issued after the Effective Date, the date of issuance thereof), (iii) be in a stated principal amount equal to the Term Loan Commitment of such Lender on the Effective Date (or, in the case of any Term Note issued after the Effective Date, in a stated principal amount equal to the outstanding principal amount of the Term Loans of such Lender on the date of the issuance thereof) and be payable in the principal amount of Term Loans evidenced thereby from time to time, (iv) mature on the Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary repayment as provided in Section 4.01 and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents. Upon receipt of an affidavit of an officer of the Lender (together with a customary indemnity from such Lender in form and substance satisfactory to the Borrower) that a Term Note has been lost, stolen, destroyed or mutilated, the Borrower will issue a replacement Term Note in the same principal amount thereof and otherwise of like tender.

(c) The Revolving Note issued to each RL Lender shall (i) be executed by the Borrower, (ii) be payable to the order of such RL Lender or its registered assigns and be dated the Effective Date (or if issued after the Effective Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount equal to the Revolving Loan Commitment of such RL Lender and be payable in a principal amount equal to the amount of Revolving Loans made by such RL Lender and which are outstanding from time to time, (iv) mature on the Revolving Credit Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01 and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents. Upon receipt of an affidavit of an officer of the Lender (together with a customary indemnity from such Lender in form and substance satisfactory to the Borrower) that a Revolving Note has been lost, stolen, destroyed or mutilated, the Borrower will issue a replacement Revolving Note in the same principal amount thereof and otherwise of like tender.

(d) Each Lender will record on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of its Note endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in any such notation shall not affect the Borrower’s obligations in respect of such Loans.

(e) Notwithstanding anything to the contrary contained above in this Section 1.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (d). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

1.06 Conversions. The Borrower shall have the option to convert on any Business Day all or a portion at least equal to the applicable Minimum Borrowing Amount of the outstanding principal amount of its Revolving Loans or Term Loans of one Type, into a Borrowing or Borrowings of the other Type of Revolving Loans or Term Loans, as the case may be; provided that (i) no partial conversion of a Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Eurodollar Loans pursuant to such Borrowing to less than the Minimum Borrowing Amount for such Tranche of Loans, (ii) Base Rate Loans may not be converted into Eurodollar Loans if any Default or Event of Default is in existence on the date of the conversion if the Administrative Agent or the Required Lenders have previously advised the Borrower that conversions will not be permitted while such Default or Event of Default, as the case may be, remains in existence, (iii) Borrowings of Eurodollar Loans resulting from this

Section 1.06 shall be limited in number as provided in Section 1.02, (iv) Eurodollar Loans may only be converted into Base Rate Loans on the last day of the Interest Period applicable thereto, and (v) each such conversion shall be made pro rata among the Revolving Loans or Term Loans, as the case may be, of each Lender of the Type being converted. Each such conversion shall be effected by the Borrower by giving the Administrative Agent at its Notice Office, prior to 11:00 A.M. (New York time), at least three (3) Business Days’ (or one Business Day’s in the case of a conversion into Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a “Notice of Conversion”) specifying the Revolving Loans or Term Loans to be so converted, the Type of Loans to be converted into and, if to be converted into a Borrowing of Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

1.07 Pro Rata Borrowings. All Borrowings of Term Loans and Revolving Loans under this Agreement shall be incurred by the Borrower from the Lenders pro rata on the basis of such Lenders’ Term Loan Commitments or Revolving Loan Commitments, as the case may be. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

1.08 Interest. (a) The unpaid principal amount of each Base Rate Loan shall bear interest from the date of the Borrowing thereof until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Base Rate Loan and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 1.06, at a rate per annum which shall at all times be the Applicable Margin then in effect for Base Rate Loans plus the Base Rate in effect from time to time.

(b) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Eurodollar Loan or (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Sections 1.06 or 1.09, as applicable, at a rate per annum which shall at all times be the Applicable Margin then in effect for Eurodollar Loans plus the relevant Eurodollar Rate for the Interest Period applicable to such Eurodollar Loan.

(c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall be payable on demand and shall bear interest at a rate per annum equal to the Applicable Margin then in effect for Base Rate Loans plus the Base Rate in effect from time to time plus 2%, provided that overdue principal in respect of Eurodollar Loans shall bear interest until the end of the Interest Period applicable to such Eurodollar Loans at a rate per annum equal to 2% in excess of the rate otherwise applicable to such Eurodollar Loans.

(d) Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each calendar quarter, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period of six (6) months, on the date occurring three (3) months after the first day of such Interest Period and (iii) in respect of each Loan, on any conversion or prepayment (on the amount so converted or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) All computations of interest hereunder shall be made in accordance with Section 12.07(b).

(f) The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans for any Interest Period, shall promptly notify the Borrower and the Lenders thereof.

1.09 Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 11:00 A.M. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, it shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period to be applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period. Notwithstanding anything to the contrary contained above:

(i) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv) no Interest Period for a Borrowing under a Tranche may be elected if it would extend beyond the respective Maturity Date for such Tranche;

(v) no Interest Period may be selected at any time when a Default or Event of Default is then in existence if the Administrative Agent or the Required Lenders have previously advised the Borrower that the selection of Interest Periods will not be permitted while such Default or Event of Default, as the case may be, remains in existence; and

(vi) no Interest Period in respect of any Borrowing of Term Loans shall be elected which extends beyond any date upon which a Scheduled Repayment will be required to be made under Section 4.02(b) if, after giving effect to the election of such Interest Period, the aggregate principal amount of such Term Loans which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of such Term Loans then outstanding less the aggregate amount of such required Scheduled Repayment.

If upon the expiration of any Interest Period, the Borrower has failed, or is not permitted, to elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Borrowing into a Borrowing of Base Rate Loans effective as of the expiration date of such current Interest Period.

1.10 Increased Costs, etc. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate) or the Issuing Lender; or

(ii) impose on any Lender or the Issuing Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts (as determined in good faith by such Lender) as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Lender reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts (as determined in good faith by such Lender) as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

1.11 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Borrowing of Eurodollar Loans:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period; then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Notice of Conversion that requests the conversion of any Borrowing of Revolving Loans to, or continuation of any Borrowing of Revolving Loans as, a Borrowing of Eurodollar Loans shall be ineffective, (ii) if any Notice of Borrowing requests a Borrowing of Eurodollar Loans, such Borrowing shall be made as a Borrowing of Base Rate Loans and (iii) provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

1.12 Compensation. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 1.13, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 1.12 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

1.13 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 1.10 or Section 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event; provided that such designation is made on such terms that, in the opinion of such Lender, such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 1.13 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 1.10 or Section 4.04.

SECTION 2. Letters of Credit.

2.01 Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein, the Borrower may request the Issuing Lender, at any time and from time to time after the Effective Date and prior to the date which is five (5) Business Days prior to the Revolving Credit Maturity Date, to issue, for the account of the Borrower and in support of, on a standby basis, Letter of Credit Supportable Obligations and, subject to and upon the terms and conditions set forth herein, the Issuing Lender agrees to issue at any time and from time to time after the Effective Date and prior to the date which is five (5) Business Days prior to the Revolving Credit Maturity Date, one or more irrevocable standby letters of credit in such form as may be approved by the Issuing Lender (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”). Notwithstanding the foregoing, the Issuing Lender shall not be under any obligation to issue any Letter of Credit if at the time of such issuance:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Lender is not otherwise compensated) not in effect on the Effective Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to the Issuing Lender as of the Effective Date and which the Issuing Lender in good faith deems material to it; or

(ii) the conditions precedent set forth in Section 5.02 are not satisfied at that time; or

(iii) the Issuing Lender shall have received notice from the Borrower or the Required Lenders prior to the issuance of such Letter of Credit of the type described in clause (iv) of Section 2.01(b).

(b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time, would exceed either (x) $5,000,000 or (y) when added to the aggregate principal amount of all Revolving Loans then outstanding, would exceed an amount equal to the Total Revolving Loan Commitment at such time; (ii) each Letter of Credit shall have an expiry date occurring not later than one year after such Letter of Credit’s date of issuance; provided that any such Letter of Credit may be extendable for successive periods of up to one additional year, but not beyond the fifth Business Day preceding the Revolving Credit Maturity Date, on terms acceptable to the Issuing Lender; (iii) each Letter of Credit shall be denominated in Dollars; and (iv) the Issuing Lender will not issue any Letter of Credit after it has received written notice from the Borrower or the Required Lenders stating that a Default or an Event of Default exists until such time as the Issuing Lender shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering the same or (y) a waiver of such Default or Event of Default by the Required Lenders (or, to the extent provided by Section 12.11, each of the Lenders).

(c) Schedule 2.01(c) hereto contains a description of all letters of credit issued for the account of the Borrower and outstanding on the Effective Date. Each such letter of credit, including any extension or renewal thereof (each, as amended from time to time in accordance with the terms hereof and thereof, an “Existing Letter of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement, issued, for purposes of Section 2.03(a), on the Effective Date. Any Lender hereunder which has issued an Existing Letter of Credit shall constitute an “Issuing Lender” for all purposes of this Agreement and the other Credit Documents.

2.02 Letter of Credit Requests. (a) Whenever the Borrower desires that a Letter of Credit be issued, the Borrower shall give the Administrative Agent and the Issuing Lender written notice (including by way of facsimile transmission, immediately confirmed in writing by submission of the original of such request by mail to the Issuing Lender) thereof prior to 11:00 A.M. (New York time) at least five Business Days (or such shorter period as may be acceptable to the Issuing Lender) prior to the proposed date of issuance (which shall be a Business Day), which written notice shall be in the form of Exhibit C (each, a “Letter of Credit Request”). Each Letter of Credit Request shall include any other documents as the Issuing Lender customarily requires in connection therewith.

(b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that such Letter of Credit may be issued in accordance with, and it will not violate the requirements of, Section 2.01(b). Unless the Issuing Lender has received notice from the Borrower, any Agent or the Required Lenders before it issues a Letter of Credit that one or more of the applicable conditions specified in Section 5 is not then satisfied, or that the issuance of such Letter of Credit would violate Section 2.01(b), then the Issuing Lender may issue the requested Letter of Credit for the account of the Borrower in accordance with the Issuing Lender’s usual and customary practice.

2.03 Letter of Credit Participations. (a) Immediately upon the issuance by the Issuing Lender of any Letter of Credit, the Issuing Lender shall be deemed to have sold and transferred to each other RL Lender, and each such RL Lender (each, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s RL Percentage, in such Letter of Credit, each substitute Letter of Credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments or the RL Percentages of the RL Lenders pursuant to Section 1.13 or 12.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings with respect thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2.03 to reflect the new RL Percentages of the assigning and assignee Lender.

(b) In determining whether to pay under any Letter of Credit, the Issuing Lender shall not have any obligation relative to the Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Issuing Lender under or in connection with any Letter of Credit issued by it if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision), shall not create for the Issuing Lender any resulting liability.

(c) In the event that the Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to the Issuing Lender pursuant to Section 2.04(a), the Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Participant of such failure, and each such Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Lender, the amount of such Participant’s RL Percentage of such payment in Dollars and in same day funds. If the Administrative Agent so notifies any Participant required to fund a payment under a Letter of Credit prior to 11:00 A.M. (New York time) on any Business Day, such Participant shall make available to the Administrative Agent at the Payment Office for the account of the Issuing Lender such Participant’s RL Percentage of the amount of such payment on such Business Day in same day funds (and, to the extent such notice is given after 11:00 A.M. (New York time) on any Business Day, such Participant shall make such payment on the immediately following Business Day). If and to the extent such Participant shall not have so made its RL Percentage of the amount of such payment available to the Administrative Agent for the account of the Issuing Lender, such

Participant agrees to pay to the Administrative Agent for the account of the Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Issuing Lender at the overnight Federal Funds Effective Rate. The failure of any Participant to make available to the Administrative Agent for the account of the Issuing Lender its RL Percentage of any payment under any Letter of Credit issued by it shall not relieve any other Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Issuing Lender its applicable RL Percentage of any payment under any such Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent for the account of the Issuing Lender such other Participant’s RL Percentage of any such payment.

(d) Whenever the Issuing Lender receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of the Issuing Lender any payments from the Participants pursuant to clause (c) above, the Issuing Lender shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Participant which has paid its RL Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s RL Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective participations.

(e) The Issuing Lender shall, promptly after each issuance of, or amendment or modification to, a Letter of Credit issued by it, give the Administrative Agent and the Borrower written notice of the issuance of, or amendment or modification to, such Letter of Credit, which notice shall be accompanied by a copy of the Letter of Credit or Letters of Credit issued by it and each such amendment or modification thereto. Promptly upon receipt of such notice, the Administrative Agent shall notify each Participant, in writing, of such issuance, amendment or modification and if any Participant shall so request, the Administrative Agent shall furnish said Participant with a copy of such Letter of Credit, such amendment or such modification, as the case may be.

(f) The obligations of the Participants to make payments to the Administrative Agent for the account of the Issuing Lender with respect to Letters of Credit issued by it shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, set-off, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Agent, the Issuing Lender, any Lender, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any of its Subsidiaries and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default.

2.04 Agreement to Repay Letter of Credit Drawings. (a) The Borrower agrees to reimburse the Issuing Lender, by making payment to the Administrative Agent in Dollars and in immediately available funds at the Payment Office, for any payment or disbursement made by the Issuing Lender under any Letter of Credit issued by it (each such amount so paid or disbursed until reimbursed, an “Unpaid Drawing”) immediately after, and in any event on the date of such payment or disbursement, with interest on the amount so paid or disbursed by the Issuing Lender, to the extent not reimbursed prior to 1:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date the Issuing Lender is reimbursed therefor at a rate per annum which shall be the Base Rate plus the Applicable Margin for Revolving Loans maintained as Base Rate Loans as in effect from time to time (or, if the Total Commitment has been terminated and all Revolving Loans have been repaid, the Applicable Margin that would have been in effect for Revolving Loans maintained as Base Rate Loans) (plus an additional 2% per annum, payable on demand, if not reimbursed by the third Business Day after the date of such payment or disbursement). The Issuing Lender shall provide the Borrower prompt notice of any payment or disbursement made by it under any Letter of Credit issued by it, although the failure of, or delay in, giving any such notice shall not release or diminish the obligations of the Borrower under this Section 2.04(a) or under any other Section of this Agreement.

(b) The Borrower’s obligation under this Section 2.04 to reimburse the Issuing Lender with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender, any Agent or Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that the Borrower shall not be obligated to reimburse the Issuing Lender for any wrongful payment made by the Issuing Lender under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Issuing Lender as determined by a court of competent jurisdiction in a final and non-appealable decision; provided, further, that any reimbursement made by the Borrower shall be without prejudice to any claim it may have against the Issuing Lender as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender.

SECTION 3. Fees; Commitments.

3.01 Fees. (a) The Borrower shall pay to the Administrative Agent for distribution to each Lender with a Revolving Loan Commitment, a commitment fee (the “RL Commitment Fee”) for the period from the Effective Date to but not including the Revolving Credit Maturity Date (or such earlier date as the Total Revolving Loan Commitment shall have been terminated), computed at a rate for each day equal to 1/2 of 1% on the daily average Unutilized Revolving Loan Commitment of such Lender. Accrued RL Commitment Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the Revolving Credit Maturity Date (or such earlier date upon which the Total Revolving Loan Commitment is terminated).

(b) The Borrower agrees to pay to the Administrative Agent for pro rata distribution to each Lender with a Revolving Loan Commitment (based on their respective RL Percentages), a fee in respect of each Letter of Credit issued for the account of the Borrower (the “Letter of Credit Fee”) computed at a rate per annum equal to the Applicable Margin then in effect for Revolving Loans maintained as Eurodollar Loans, on the daily Stated Amount of such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(c) The Borrower agrees to pay to the Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/4 of 1% on the daily Stated Amount of such Letter of Credit, provided that in any event the minimum amount of Facing Fees payable in any twelve-month period for each Letter of Credit shall be not less than $500; it being agreed that, on the day of issuance of any Letter of Credit and on each anniversary thereof prior to the termination or expiration of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding twelve-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof. Except as otherwise provided in the proviso to the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(d) The Borrower agrees to pay directly to the Issuing Lender upon each issuance of and/or amendment of, a Letter of Credit issued for the account of the Borrower such amount as shall at the time of such issuance or amendment be the administrative charge which the Issuing Lender is customarily charging for issuances of, or amendments of, letters of credit issued by it.

(e) The Borrower shall pay to each Agent, for its own account, such other fees as may be agreed to in writing from time to time between the Borrower and such Agent, when and as due.

(f) All computations of Fees shall be made in accordance with Section 12.07(b).

3.02 Voluntary Termination or Reduction of Total Unutilized Revolving Loan Commitments. Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) given by the Borrower to the Administrative Agent at its Notice Office (which notice shall be deemed to be given on a certain day only if given before 11:00 A.M. (New York time) on such day and the Administrative Agent shall promptly transmit such notice to each of the Lenders), the Borrower shall have the right, without premium or penalty, to terminate or partially reduce the Total Unutilized Revolving Loan Commitment, provided that (x) any such reduction shall apply to permanently reduce the Total Unutilized Revolving Loan Commitment and to proportionately reduce the Revolving Loan Commitment of each Lender, and (y) any partial reduction pursuant to this Section 3.02 shall be in integral multiples of at least $1,000,000.

3.03 Mandatory Reduction of Commitments. (a) The Total Commitment (and the Term Loan Commitment and Revolving Loan Commitment of each Lender) shall be terminated at 5:00 p.m. (New York time) on the Expiration Date unless the Effective Date has occurred on or before such date.

(b) Unless previously terminated pursuant to Section 3.03(a) above, the Total Term Loan Commitment (and the Term Loan Commitment of each Lender) shall terminate in its entirety on the Effective Date (after giving effect to the making of the Term Loans on such date).

(c) Unless previously terminated pursuant to Section 3.02 or Section 3.03(a) above, the Total Revolving Loan Commitment (and the Revolving Loan Commitment of each RL Lender) shall terminate in its entirety on the Revolving Credit Maturity Date.

SECTION 4. Payments.

4.01 Voluntary Prepayments. The Borrower shall have the right to prepay Revolving Loans or Term Loans, without premium or penalty (except for amounts payable to Section 1.12), in whole or in part, from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent at the Payment Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, specifying whether such Loans are Revolving Loans or Term Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which such Loans were made, which notice shall be received by the Administrative Agent (x) in the case of Base Rate Loans, no later than 11:00 A.M. (New York time) one (1) Business Day prior to the date of such prepayment, or (y) in the case of Eurodollar Loans, at least three (3) Business Days prior to the date of such prepayment and which notice shall promptly be transmitted by the Administrative Agent to each of the Lenders; (ii) each partial prepayment shall be in an aggregate principal amount of at least $1,000,000, provided that no partial prepayment of any Loans shall reduce the aggregate principal amount of the Loans outstanding to an amount less than $1,000,000; (iii) each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; (iv) prepayments of Eurodollar Loans made pursuant to this Section 4.01 may only be made on the last day of an Interest Period applicable thereto unless concurrently with such prepayment any payments required to be made pursuant to Section 1.12 as a result of such prepayment are made and (v) each prepayment of principal of Term Loans pursuant to this Section 4.01 shall be applied to reduce the then remaining Scheduled Repayments of Term Loans in inverse order of maturity.

4.02 Mandatory Repayments. (a) If on any date, the sum of the aggregate outstanding principal amount of Revolving Loans plus the Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment as then in effect, the Borrower shall repay on such day the outstanding Revolving Loans in an aggregate principal amount equal to the amount by which the aggregate outstanding principal amount of Revolving Loans plus the Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment as then in effect. If, after giving effect to the prepayment of all outstanding Revolving Loans, as set forth above, the Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment, the Borrower shall pay to the Administrative Agent at the Payment Office on such date an amount of cash and/or Cash Equivalents equal to the amount of such excess, such cash and/or Cash Equivalents to be held as security for all obligations of the Borrower to the Lenders hereunder in a cash collateral account to be established by the Administrative Agent on terms reasonably satisfactory to the Administrative Agent.

(b) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date set forth below, the Borrower shall be required to repay that principal amount of Term Loans, to the extent then outstanding, as is set forth opposite such date (each such repayment, as the same may be reduced as provided in Sections 4.01 and 4.02(h), a “Scheduled Repayment”):

Scheduled Repayment Date	Amount
October 31, 2003	$312,500

January 31, 2004	$312,500
April 30, 2004	$312,500
July 31, 2004	$312,500
October 31, 2004	$312,500

January 31, 2005	$312,500
April 30, 2005	$312,500
July 31, 2005	$312,500
October 31, 2005	$312,500

January 31, 2006	$312,500
April 30, 2006	$312,500
July 31, 2006	$312,500
October 31, 2006	$312,500

January 31, 2007	$312,500
April 30, 2007	$312,500
July 31, 2007	$312,500
October 31, 2007	$312,500

January 31, 2008	$29,921,875
April 30, 2008	$29,921,875
July 31, 2008	$29,921,875
Term Loan Maturity Date	$29,921,875

(c) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, by no later than five (5) Business Days immediately following each date after the Effective Date upon which the Borrower and any of its Subsidiaries receives Net Sales Proceeds from any Asset Sale, an amount equal to 100% of the Net Sales Proceeds from such Asset Sale shall be applied as a mandatory repayment in accordance with the requirements of Sections 4.02(h) and (j); provided that such Net Sale Proceeds shall not give rise to a mandatory repayment on such date to the extent that no Default or Event of Default then exists and the Borrower delivers a certificate to the Administrative Agent on or prior to such date stating that such Net Sale Proceeds shall be used or contractually committed to be used to purchase assets used or to be used in the conduct of Permitted Businesses (including, without limitation, the purchase of Acquired Entities or Businesses pursuant to a Permitted Acquisition) within 365 days following the date of receipt of such Net Sale Proceeds from such Asset Sale (which certificate shall set forth the estimates of the proceeds to be so expended); provided further that (i) if all or any portion of such Net Sale Proceeds are not so used (or contractually committed to be used) within such 365 day period, such remaining portion shall be applied on the last day of such period as a mandatory repayment as provided above (without giving effect to the immediately preceding proviso) and (ii) if all or any portion of such Net Sale Proceeds are not so used within such 365-day period referred to in clause (i) of this proviso because such amount is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion being so used, such remaining portion shall be applied on the date of such termination or expiration as a mandatory repayment as provided above (without giving effect to the immediately preceding proviso).

(d) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date on or after the Effective Date on which the Borrower or any of its Subsidiaries receives any cash proceeds from (i) any incurrence of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 8.05 as in effect on the Effective Date (excluding any incurrence of Subordinated Indebtedness, the proceeds of which shall be required to be applied pursuant to this Section 4.02(d)) by the Borrower or any of its Subsidiaries, (ii) any issuance of Preferred Stock by the Borrower or any of its Subsidiaries or (iii) any issuance of capital stock or other Equity Interests by, or cash capital contributions to, any Subsidiary of the Borrower (other than (x) issuances of common Equity Interests to the Borrower or any other Subsidiary of the Borrower by any Subsidiary of the Borrower, and (y) cash capital contributions to any Subsidiary of the Borrower by the Borrower or any other Subsidiary of the Borrower), an amount equal to 100% of the Net Cash Proceeds of the respective incurrence of Indebtedness, issuance of Preferred Stock or Equity Interests or capital contribution shall be applied as a mandatory repayment in accordance with the requirements of Sections 4.02(h) and (j).

(e) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, within ten (10) days following each date on or after the Effective Date on which the Borrower or any of its Subsidiaries receives any cash proceeds from any Recovery Event, an amount equal to 100% of the proceeds of such Recovery Event (net of reasonable costs (including, without limitation, legal costs and expenses) and taxes incurred in connection with such Recovery Event and the amount of such proceeds required to be used to repay any Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement) which is secured by the respective assets subject to such Recovery Event) shall be applied as a mandatory repayment in accordance with the requirements of Sections 4.02(h) and (j), provided that proceeds from Recovery Events not in excess of $1,000,000 in the aggregate for all Recovery Events occurring during any fiscal year of the Borrower shall not be required to be so applied on such date to the extent that the Borrower delivers a certificate to the Administrative Agent on or prior to such date stating that such proceeds shall be used to replace or restore any properties or assets in respect of which such proceeds were paid within a period specified in such certificate not to exceed 180 days after the date of receipt of such proceeds (which certificate shall set forth estimates of the proceeds to be so expended); and provided further, that if all or any portion of such proceeds not so applied pursuant to this Section 4.02(e) are not so used within the period specified in the immediately preceding proviso, such remaining portion shall be applied on the last day of such specified period as provided above (without giving effect to the immediately preceding proviso).

(f) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each Excess Cash Payment Date, an amount equal to the 50% of the Excess Cash Flow for the relevant Excess Cash Payment Period shall be applied as a mandatory repayment in accordance with the requirements of Sections 4.02(h) and (j); provided however that in no event shall the amount of the mandatory repayment required for any Excess Cash Payment Period pursuant to this Section 4.02(f) exceed an amount equal to the remainder of (x) the sum of (I) the aggregate amount of cash and Cash Equivalents held by the Borrower and its Subsidiaries plus (II) the Total Unutilized Revolving Loan Commitment, in each case on such Excess Cash Payment Date, less (y) the lesser of (A) the sum of (I) operating expenses of the Borrower and its Subsidiaries, determined on a consolidated basis, incurred in the ordinary course of business during the 90 day period ending on such Excess Cash Payment Date plus (II) $30,000,000 and (B) $130,000,000.

(g) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on the 30th day following the Effective Date, an amount equal to the aggregate principal amount of the Post-Closing Indebtedness to be Refinanced not refinanced on or prior to such day shall be applied as a mandatory repayment in accordance with the requirements of Sections 4.02(h) and (j).

(h) Each amount required to be applied pursuant to Sections 4.02(c), (d), (e), (f) and (g) in accordance with the requirements of this Section 4.02(h) shall, subject to the provisions of Section 4.02(k), be applied (i) first, as a mandatory repayment of outstanding Term Loans, and (ii) second, to the extent in excess of the amounts required to be applied pursuant to the preceding clause (i), to repay any outstanding Revolving Loans, without a reduction to the Total Revolving Loan Commitment. The amount of each principal repayment of each outstanding Term Loan made as required by this Section 4.02(h) shall be applied to reduce the then remaining Scheduled Repayments of such Term Loans in the inverse order of maturity.

(i) Notwithstanding anything to the contrary contained elsewhere in this Agreement, any and all Term Loans shall be repaid in full on the Term Loan Maturity Date, and all Revolving Loans shall be repaid in full on the Revolving Credit Maturity Date.

(j) With respect to each prepayment of Loans required by this Section 4.02, the Borrower may designate the Types of Loans of the respective Tranche which are to be prepaid and the specific Borrowing or Borrowings pursuant to which such Loans were made, provided that (i) if any prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than $1,000,000 for such Borrowing, then all Eurodollar Loans outstanding pursuant to such Borrowing shall be immediately converted into a Borrowing of Base Rate Loans and (ii) each prepayment of Loans made pursuant to the same Borrowing shall be applied pro rata among the Lenders which made such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(k) Notwithstanding anything to the contrary contained above in this Section 4.02, with respect to any mandatory repayments of Term Loans (excluding Scheduled Repayments) otherwise required above pursuant to this Section 4.02, if on or prior to the date the respective mandatory repayment is otherwise required to be made pursuant to this Section 4.02, the Borrower has given the Administrative Agent written notification that the Borrower has elected to give each Lender with a Term Loan the right to waive such Lender’s rights to receive such repayment (each, a “Waivable Repayment”), the Administrative Agent shall promptly notify each Lender with a Term Loan of (x) such receipt, (y) the amount of the repayment to be applied to such Lender’s Term Loans and (z) the maximum aggregate amount of the respective Waivable Repayment which can be waived by the holders of Term Loans (the “Maximum Waivable Amount”), which shall be equal to the aggregate amount of the Waivable Repayment required, in the absence of this Section 4.02(k), to be applied to the repayment of outstanding Term Loans. In the event any such Lender with a Term Loan desires to waive such Lender’s right to receive its share any such Waivable Repayment, in whole or in part, such Lender shall so advise the Administrative Agent no later than 5:00 P.M. (New York time) five (5) Business Days after the date of such notice from the Administrative Agent which notice shall also include the amount the Lender desires to receive. If the Lender does not reply to the Administrative Agent within such five Business Day period, it will be deemed acceptance of the total payment. If the Lender does not specify an amount it wishes to receive, it will be deemed acceptance of 100% of the total payment. In the event that any such Lender waives such Lender’s right to any such Waivable Repayment, the Administrative Agent shall apply 100% of the amounts so waived by such Lenders to prepay the Revolving Loans in accordance with Sections 4.02(h) and (j); provided that if the amounts so waived by the Lenders as described above would exceed aggregate outstanding principal of Revolving Loans at such time, the Borrower may retain the amount of such excess. If the Borrower elects to give the notice described above in this Section 4.02(k) with respect to any mandatory repayment, the amount of the respective Waivable Repayment shall be deposited with the Administrative Agent on the date the mandatory repayment would otherwise be required pursuant to the relevant provisions of this Section 4.02

(and held by the Administrative Agent as cash collateral for the Term Loans, and, but only to the extent Lenders with Term Loans waive their right to receive their share of the Waivable Repayment, for the benefit of the Revolving Loans, in a cash collateral account until the proceeds are applied to the applicable Loans or returned to the Borrower, as the case may be) and the respective repayment shall not be required to be made until the seventh Business Day occurring after the date the respective repayment would otherwise have been required to be made. Notwithstanding anything to the contrary contained above, if one or more Lenders holding Term Loans waives its right to receive all or any part of any Waivable Repayment, but less than all the Lenders holding the Term Loans waive in full their right to receive 100% of the total payment otherwise required with respect to the Term Loans, then of the amount actually applied to the repayment of the Term Loans of Lenders which have waived in part, but not in full, their right to receive 100% of such repayment, such amount shall be applied to each then outstanding Borrowing of the Term Loans on a pro rata basis (so that each Lender holding Term Loans shall, after giving effect to the application of the respective repayment, maintain the same percentage (as determined for such Lender, but not the same percentage as the other Lenders hold and not the same percentage held by such Lender prior to repayment) of each Borrowing of Term Loans which remains outstanding after giving effect to such application).

4.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and the Notes shall be made to the Administrative Agent for the ratable account of the Lenders entitled thereto, not later than 11:00 A.M. (New York time) on the date when due and shall be made in immediately available funds and in lawful money of the United States of America at the Payment Office, it being understood that written, telex or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Any payments under this Agreement which are made later than 11:00 A.M. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

4.04 Net Payments. (a) All payments made by the Borrower hereunder or under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively, as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income or net profits of such Lender, and franchise taxes imposed in lieu of taxes imposed on or measured by net income or net profits of a Lender, pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence. The Borrower will furnish to the Administrative Agent within forty-five (45) days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b) Each Lender party to this Agreement on the Effective Date hereby represents that, as of the Effective Date, all payments of principal, interest and fees to be made to it by the Borrower pursuant to this Agreement will be totally exempt from withholding of United States federal tax. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.13 or Section 12.04, on the date of such assignment or transfer to such Lender: (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 4.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such Lender will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 4.04(b)(ii) Certificate, or any successor form, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such form or certificate, in which case such Lender shall not be required to deliver any such form or certificate pursuant to this Section 4.04(b). Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 12.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower the U.S. Internal Revenue Service forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 4.04(a) hereof to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States (I) if such Lender has not provided to the Borrower the Internal Revenue Service forms required to be provided to the Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment by the Borrower, other than interest, to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 12.04(b), the Borrower agrees to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such income or similar taxes.

(c) Each Lender agrees to use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Lender) to file any certificate or document or to furnish to the Borrower any information as reasonably requested by such Borrower that may be necessary to establish any available exemption from, or reduction in the amount of, any Taxes; provided, however, that nothing in this Section 4.04(c) shall require a Lender to disclose any confidential information (including, without limitation, its tax returns or its Tax calculations).

SECTION 5. Conditions Precedent.

5.01 Conditions Precedent to the Effective Date. This Agreement shall become effective on the date (the “Effective Date”) on which each of the following conditions shall have been satisfied, or waived by the Required Lenders:

(a) Execution of Agreement; Notes. On the Effective Date, (i) each of the Borrower, the Administrative Agent and each of the Lenders shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent at its Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or facsimile transmission notice (actually received) at the Notice Office that the same has been signed and mailed to the Administrative Agent; and (ii) there shall have been delivered to the Administrative Agent for the account of each Lender that has requested the same the appropriate Term Note and/or Revolving Note, executed by the Borrower, in each case, in the amount, maturity and as otherwise provided herein.

(b) Opinion of Counsel. On the Effective Date, the Administrative Agent shall have received an opinion, in form and substance reasonably satisfactory to the Agents, addressed to the Administrative Agent and each of the Lenders and dated the Effective Date, from Morea & Schwartz, counsel to the Borrower, which opinion shall cover the matters contained in Exhibit E hereto.

(c) Officer’s Certificate; Corporate Proceedings. (i) On the Effective Date, the Administrative Agent shall have received, from the Borrower and each other Credit Party, a certificate, dated the Effective Date, signed by the President or any Vice President of such Credit Party, and attested to by the Secretary or any Assistant Secretary of the Borrower and each other Credit Party, in the form of Exhibit F hereto with appropriate insertions and deletions, together with (x) copies of its certificate of incorporation, by-laws or other organizational documents and (y) the resolutions relating to the Credit Documents which shall be satisfactory to the Administrative Agent.

(ii) On or prior to the Effective Date, all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Documents shall be reasonably satisfactory in form and substance to the Agents, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including certificates of existence or good standing certificates, as applicable, and any other records of corporate proceedings and governmental approvals, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

(d) Adverse Change, etc. Since December 31, 2002, nothing shall have occurred which has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(e) Litigation. On the Effective Date, no actions, suits or proceedings by any entity (private or governmental) shall be pending against the Borrower or any of its Subsidiaries (i) with respect to this Agreement, any other Document, the Transaction or any of the transactions contemplated hereby or thereby or (ii) which has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(f) Approvals, etc. On the Effective Date, all necessary governmental and third party approvals, permits and licenses in connection with the Transaction and the other transactions contemplated by the Documents and otherwise referred to herein or therein, shall have been obtained and remain in full force and effect.

(g) Refinancing. On the Effective Date and concurrently with the incurrence of Loans on such date, all of the Initial Indebtedness to be Refinanced shall have been repaid in full, together with all fees and other amounts owing thereon, all commitments under the Existing

Credit Agreement and the other Initial Indebtedness to be Refinanced shall have been terminated and all letters of credit issued pursuant to the Existing Credit Agreement or the other Initial Indebtedness to be Refinanced shall have been terminated, incorporated hereunder as Letters of Credit as contemplated by Section 2.01(c) or supported by a back-stop Letter of Credit issued hereunder.

(h) Terminations. On the Effective Date and concurrently with the incurrence of Loans on such date, all security interests in respect of, and Liens securing, the Initial Indebtedness to be Refinanced shall have been terminated and released, and the Administrative Agent shall have received all such releases as may have been requested by the Administrative Agent, which releases shall be in form and substance satisfactory to the Agents. Without limiting the foregoing, there shall have been delivered to the Administrative Agent (x) proper termination statements (Form UCC-3 or the appropriate equivalent) for filing under the UCC of each jurisdiction where a financing statement (Form UCC-1 or the appropriate equivalent) was filed with respect to the Borrower or any of its Subsidiaries in connection with the security interests created with respect to the Initial Indebtedness to be Refinanced and the documentation related thereto, (y) terminations or reassignments of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of the Borrower or any of its Subsidiaries on which filings have been made and (z) terminations of all mortgages, leasehold mortgages and deeds of trust created with respect to property of the Borrower or any of its Subsidiaries, in each case, to secure the obligations under the Initial Indebtedness to be Refinanced, all of which shall be in form and substance satisfactory to the Agents.

(i) Indebtedness, etc. On the Effective Date after giving effect to the Transaction, the Borrower and its Subsidiaries shall have no outstanding preferred stock or Indebtedness of the kind described in clauses (a), (b), (e), (h) or (i) of the definition of the term “Indebtedness” and Contingent Obligations relating thereto, except (x) the Obligations and (y) Indebtedness set forth on Schedule 8.05.

(j) Security Documents; etc. On the Effective Date, each of the Credit Parties shall have duly authorized, executed and delivered a Pledge Agreement in the form of Exhibit G (as amended, restated, modified and/or supplemented from time to time in accordance with the terms thereof and hereof, the “Pledge Agreement”) and shall have delivered to the Collateral Agent, as pledgee thereunder, all of the certificated Collateral referred to therein then owned by such Credit Parties and required to be pledged pursuant to the terms thereof, endorsed in blank in the case of promissory notes or accompanied by executed and undated transfer powers in the case of certificated Equity Interests, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Pledge Agreement have been taken, and the Pledge Agreement shall be in full force and effect.

(k) Subsidiaries Guaranty. On the Effective Date, each Subsidiary Guarantor shall have duly authorized, executed and delivered a Subsidiaries Guaranty in the form of Exhibit H (as amended, restated, modified and/or supplemented from time to time in accordance with the terms thereof and hereof, the “Subsidiaries Guaranty”), and the Subsidiaries Guaranty shall be in full force and effect.

(l) Solvency Certificate; Insurance Certificates. On or before the Effective Date, the Administrative Agent shall have received:

(i) a solvency certificate in the form of Exhibit I from the chief financial officer of the Borrower, dated the Effective Date, and supporting the conclusion that, after giving effect to the Transaction and the incurrence of all financings contemplated herein, the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (on a consolidated basis), in each case, are not insolvent and will not be rendered insolvent by the indebtedness incurred in connection herewith, will not be left with unreasonably small capital with which to engage in its or their respective businesses and will not have incurred debts beyond its or their ability to pay such debts as they mature and become due; and

(ii) evidence of insurance complying with the requirements of Section 7.05 for the business and properties of the Borrower and its Subsidiaries, in scope, form and substance reasonably satisfactory to the Agents.

(m) Financial Statements; Projections. (i) On or prior to the Effective Date, there shall have been delivered to the Administrative Agent and the Lenders (x) true and correct copies of the financial statements referred to in Section 6.01 and (y) a statement of sources and uses, which financial statements and statement of sources and uses shall be reasonably satisfactory to the Agents and the Lenders.

(ii) On or prior to the Effective Date, there shall have been delivered to the Administrative Agent detailed projected consolidated financial statements of the Borrower and its Subsidiaries certified by the chief financial officer or the chief operating officer of the Borrower for the five (5) fiscal years ended after the Effective Date (the “Projections”), which Projections (x) shall reflect the forecasted consolidated financial condition, cash flow and income of the Borrower and its Subsidiaries after giving effect to the Transaction and the related financing thereof and the other transactions contemplated hereby and (y) shall be reasonably satisfactory in form and substance to the Agents.

(n) No Default; Representations and Warranties. On the Effective Date, there shall exist no Default or Event of Default, and all representations and warranties made by the Borrower and the other Credit Parties contained herein or in any other Credit Document shall be true and correct in all material respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

(o) Fees. On the Effective Date, the Borrower shall have paid the Administrative Agent and the Lenders all fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated by this Agreement and the other Credit Documents, agreed upon by such parties to be paid on or prior to the Effective Date.

5.02 Conditions Precedent to All Loans and Letters of Credit. The obligation of each Lender to make each Loan and the obligation of the Issuing Lender to issue or amend any Letter of Credit is subject, at the time of the making of each such Loan or Letter of Credit issued or amended, to the satisfaction of the following conditions:

(a) Effective Date. The Effective Date shall have occurred.

(b) No Default; Representations and Warranties. (i) There shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of the making of such Loan or such issuance or amendment of a Letter of Credit, as the case may be (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

(c) Notice of Borrowing; Letter of Credit Request. The Administrative Agent shall have received (i) a Notice of Borrowing meeting the requirements of Section 1.03(a) with respect to each incurrence of Loans and (ii) a Letter of Credit Request meeting the requirements of Section 2.02 with respect to each Letter of Credit to be issued.

The occurrence of the Effective Date shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in Section 5.01 exist as of that time. Thereafter, the acceptance of the benefits of each Loan and Letter of Credit shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that the conditions specified in Section 5.02 exist as of that time. All of the Notes, certificates, legal opinion and other documents and papers referred to in this Section 5, unless otherwise specified, shall be delivered to the Administrative Agent at its Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall give the Borrower and each Lender written notice that the Effective Date has occurred.

SECTION 6. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans and issue or amend the Letters of Credit provided for herein, the Borrower hereby makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of any Letters of Credit (with the making of each Loan and the issuance or amendment of each Letter of Credit being deemed to constitute a representation and warranty that the matters specified in this Section 6 are true and correct in all material respects on and as of the date of the making of such Loan or issuance or amendment of such Letter of Credit, as the case may be, unless such representation and warranty expressly indicates that it is being made as of any specific date in which case such representation and warranty shall be true and correct in all material respects only as of such specified date):

6.01 Financial Condition. (a) Annual Audited Statements. The audited balance sheet of the Borrower and its Subsidiaries as of December 31, 2002, and the related audited consolidated statements of income, shareholders’ equity and cash flows for the year then ended, copies of which have previously been furnished to the Agents, and all audited financial statements hereafter delivered to the Agents or Lenders pursuant to Section 7.01(a) have been certified in conformity with the requirements of Section 7.01(a) and present fairly the consolidated financial condition of the Borrower and its Subsidiaries as at the date thereof and the consolidated results of their operations and their cash flows for the year then ended in conformity with GAAP.

(b) Quarterly Statements. The unaudited balance sheet of the Borrower and its Subsidiaries as of March 31, 2003, and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the three-month period then ended, copies of which have previously been furnished to the Agents, and all quarterly financial statements hereafter delivered to the Agents or Lenders pursuant to Section 7.01(b) have been certified in conformity with the requirements of Section 7.01(b) and present fairly the consolidated financial condition of the Borrower and its Subsidiaries as at each such date and the consolidated results of their operations for each period then ended (subject to normal year-end audit adjustments and the absence of footnote disclosure). All such financial statements, including the schedules and notes thereto, have been prepared on a basis consistent with the audited financial statements of the Borrower for the fiscal year most recently ended, subject to year-end adjustments and the absence of footnote disclosure.

(c) Liabilities. As of the date of any of the financial statements described in Section 6.01(a) and Section 6.01(b), neither the Borrower nor any of its Subsidiaries had any Indebtedness, Contingent Obligations, contingent liability, liability for taxes, lease, long-term commitment or liability that (a) would be required to be reflected on the consolidated balance sheet of the Borrower and its Subsidiaries or the notes thereto if such balance sheet (i) was prepared on a basis consistent with the then most recent audited consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP, and (ii) fairly presented the consolidated financial condition of the Borrower and its Subsidiaries, and (b) is not reflected in such financial statements or, as of the date of any financial statement described in Section 6.01(a), in the schedules or notes thereto or disclosed on Schedule 6.01(c).

(d) Transfers. Except as set forth on Schedule 6.01(d), during the period from December 31, 2002 to and including the Effective Date of this Agreement, there has been no sale, transfer or other disposition by the Borrower or any of its Subsidiaries of any of their property, except in the ordinary course of business, and no purchase or other acquisition by the Borrower or any of its Subsidiaries of any property from any other Person (including any Equity Interest of any other Person), except in the ordinary course of business, material in relation to the consolidated financial condition of the Borrower and its Subsidiaries at December 31, 2002.

(e) Disqualified Stock. The Borrower has no outstanding Disqualified Stock.

6.02 No Change. Since December 31, 2002 (a) there has been no material adverse change in the business, operations, properties, assets, liabilities, performance or condition (financial or otherwise) or prospects of the Borrower or its Subsidiaries, taken as a whole, and (b) no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Borrower nor has any of the Capital Stock of the Borrower been redeemed, retired, purchased or otherwise acquired for value by the Borrower or any of its Subsidiaries except as set forth on Schedule 6.02 or permitted by Section 8.08.

6.03 Corporate Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (except in the case of inactive Subsidiaries listed on Schedule 6.15 solely with respect to good standing and valid existence), (b) has the corporate or other organizational power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except for any such failure to so qualify that would not, individually or in the aggregate, have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except for any such failure to comply therewith that would not, individually or in the aggregate, have a Material Adverse Effect.

6.04 Corporate Power, Authorization; Enforceable Obligations. Each Credit Party has (a) the corporate power and authority to make, deliver and perform the Credit Documents to which it is a party, and (b) taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. No consent, approval or authorization of, filing with, notice to or other act by any Governmental Authority or any other Person is required in connection with the borrowings under this Agreement, or with the execution, delivery and performance of the Credit Documents to which any Credit Party is a party or in connection with the transactions contemplated hereby or thereby. This Agreement and each other Credit Document has been duly executed and delivered by each Credit Party that is a party hereto or thereto. This Agreement and each other Credit Document constitutes a legal, valid and binding obligation of each Credit Party that is a party hereto or thereto, enforceable against each such Credit Party in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.05 No Legal Bar. The execution, delivery and performance of this Agreement and the other Credit Documents by each Credit Party that is a party hereto or thereto, the borrowings under this Agreement, the issuance of the Notes and the use of the proceeds of the Loans will not violate any Requirement of Law or any indenture, agreement or other instrument to which any Credit Party is a party or by which such Credit Party or any of its property is bound and will not result in, or require, the creation or imposition of any Lien on any property or revenues of the Borrower or any of its Subsidiaries pursuant to any such Requirement of Law or any such indenture, agreement or other instrument; provided, that in connection with the issuance of its Equity Interests to certain employees the Borrower granted such employees the contractual right to put such Equity Interests to the Borrower upon termination of employment, and such contractual put rights may conflict with the terms of this Agreement to the extent that the aggregate amount required to be paid by the Borrower in any one calendar year as a result of the exercise of such put rights exceeds the amount permitted by Section 8.08(iii).

6.06 No Material Litigation. Except as set forth on Schedule 6.06, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues (a) with respect to this Agreement or any other Credit Document or any of the transactions contemplated hereby or thereby, or (b) that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.07 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any indenture, agreement or other instrument evidencing, governing, securing or relating to any Indebtedness, or any other agreement, where in any such instance, such default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or will occur as the result of any Loan or the use of proceeds of any Loan.

6.08 Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has good and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property material to its business, except for (a) minor defects in title that do not affect the ability to use such property in the conduct of its business and (b) any encumbrance or restriction arising in the ordinary course of business that is not a Lien and that does not materially restrict the intended use of such property; and none of such property is subject to any Lien except for Liens permitted under Section 8.06.

6.09 Intellectual Property. Each of the Borrower and its Subsidiaries owns, or is licensed to use, all patents, trademarks, tradenames, copyrights, permits, service marks, licenses, franchises, technology, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”). No claim has been asserted or is pending by any Person challenging or questioning the use of any Intellectual Property by the Borrower or any of its Subsidiaries or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of the Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any other Person. Neither the Borrower nor any of its Subsidiaries has licensed any material Intellectual Property to any other Person, other than as set forth on Schedule 6.09.

6.10 No Burdensome Agreements. No indenture, agreement or other instrument to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property is bound could if performed according to its terms, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.11 Taxes. Each of the Borrower and its Subsidiaries has filed, or caused to be filed, all federal, state and local tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves have been provided on the books of the Borrower and its Subsidiaries in accordance with GAAP).

6.12 Federal Regulations. Except as otherwise permitted by Sections 8.08(iii), (iv) and (v), no part of the proceeds of any Loan will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U. In addition, at the time of each Loan and issuance of each Letter of Credit occurring on or after the Effective Date, the value of the Margin Stock at any time owned by the Borrower and its Subsidiaries shall not exceed 25% of the value of the assets of Borrower and its Subsidiaries taken as a whole. Neither the making, conversion into or continuation of any Loan nor the use of the proceeds of any Loan will violate or be inconsistent with the provisions of Regulation U or Regulation X. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U.

6.13 Compliance with ERISA. (a) Other than as listed on Schedule 6.13, none of the Borrower, any Subsidiary of the Borrower or any Commonly Controlled Entity sponsors, maintains, administers, contributes to, is required to contribute to or may incur any liability with respect to any Plan. None of the Borrower, any Subsidiary of the Borrower or any Commonly Controlled Entity has at any time sponsored, maintained, administered, contributed to or was required to contribute to any Plan with respect to which Borrower, any of its Subsidiaries or any Commonly Controlled Entity may incur any liability that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. None of the Borrower, any of its Subsidiaries or any Commonly Controlled Entity sponsors, maintains, administers (except pursuant to administration services that constitute a part of the ordinary course of the business of any Subsidiary of the Borrower or any Commonly Controlled Entity, which services are covered by liability insurance coverage customary for similar entities engaged in the plan administration services business), contributes to, is required to contribute to, or may incur any liability with respect to a Multiemployer Plan. None of the Borrower, any Subsidiary of the Borrower or any Commonly Controlled Entity sponsors, maintains, administers (except pursuant to administration services that constitute a part of the ordinary course of the business of any Subsidiary of the Borrower or any Commonly Controlled Entity, which services are covered by liability insurance coverage customary for similar entities engaged in the plan administration services business), contributes to or is required to contribute to any employee benefit plan subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or the minimum funding requirements of ERISA or the Code, or may incur any liability with respect to any such Plan that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. None of the Borrower, any Subsidiary of the Borrower or any Commonly Controlled Entity has at any time sponsored, maintained, administered (except pursuant to administration services that constitute a part of the ordinary course of the business of any Subsidiary of the Borrower or any Commonly Controlled Entity, which services are covered by liability insurance coverage customary for similar entities engaged in the plan administration services business), contributed to or was required to contribute to any employee benefit plan subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or the minimum funding requirements of ERISA or the Code with respect to which Borrower, any of its Subsidiaries or any Commonly Controlled Entity may incur any liability that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. None of Borrower, any of its Subsidiaries or any Commonly Controlled Entity has engaged in a “prohibited transaction”, as such term is defined in Section 4975 of the Code or in a transaction subject to Sections 406 or 407 of ERISA that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Each of the

Plans and related trust agreements intended to be qualified and tax-exempt under the provisions of Code Sections 401(a) and 501(a) is so qualified and tax-exempt and has been so qualified and tax-exempt during the period from its adoption to date.

(b) The Borrower, each of its Subsidiaries, each of its Commonly Controlled Entities and each Plan has been, and are, in compliance in all material respects with ERISA and the Code and the rules and regulations thereunder. No ERISA Event has occurred that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. None of the Borrower, any Subsidiary of the Borrower or any Commonly Controlled Entity has any liability for post-retirement medical or other welfare benefits. There are no pending or, to the best knowledge of the Borrower or any of its Subsidiaries, threatened claims, actions or lawsuits, other than routine claims for benefits in the usual and ordinary course, asserted or instituted against (i) any Plan, (ii) the Borrower, any of its Subsidiaries or any Commonly Controlled Entity with respect to any Plan, or (iii) any other fiduciary with respect to any Plan for which the Borrower, any of its Subsidiaries or any Commonly Controlled Entity may be directly or indirectly liable, through indemnification obligations or otherwise. None of Borrower, any of its Subsidiaries or any Commonly Controlled Entity has or may incur any liability under ERISA or the Code with respect to any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) which any of Borrower, any Subsidiary of Borrower or any Commonly Controlled Entity administers that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The Borrower qualifies as an “operating company” within the meaning of 29 C.F.R. § 2510.3-101(c).

(c) Assuming that none of the amounts used by the Lenders to fund the Loans constitute assets of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code, the execution, delivery or performance of the Credit Documents, the funding and maintenance of the Loans or the exercise of either Agent’s or any Lender’s rights in connection therewith will not constitute a prohibited transaction under ERISA or the Code or otherwise result in any of either Agent or any Lender being deemed in violation of Sections 404 or 406 of ERISA or Section 4975 of the Code or in either Agent or any Lender being a fiduciary or party in interest under ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code. No assets of the Borrower or any of its Subsidiaries constitute “assets” (within the meaning of ERISA or Section 4975 of the Code, including 29 C.F.R. § 2510.3-101 or any successor regulation thereto) of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code.

6.14 Investment Company Act; Other Regulations. Neither the Borrower nor any Subsidiary of the Borrower (a) is required to register as an “investment company,” or a company “controlled” by a Person required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) is subject to regulation under any federal or state statute or regulation that limits its ability to borrow, guarantee or secure the Loans or incur, guarantee or secure any other Indebtedness.

6.15 Corporate Structure. The Persons listed on Schedule 6.15 constitute all Subsidiaries of the Borrower at the date of this Agreement. Schedule 6.15 identifies the state or country of incorporation of each such Subsidiary, the outstanding Equity Interests of each such

Subsidiary and the registered holders thereof and, if the Subsidiary is not directly owned by the Borrower, the ownership chain for each such Subsidiary. Except as set forth in Schedule 6.15, each Subsidiary of the Borrower is a Wholly Owned Subsidiary of the Borrower. Schedule 8.05 accurately states the principal amount of all Indebtedness of the kind described in clauses (a), (b), (e), (h) or (i) of the definition of the term “Indebtedness” and Contingent Obligations relating thereto, of each Subsidiary of the Borrower outstanding as of June 30, 2003. The outstanding principal amount of all Indebtedness set forth on Schedule 8.05 has not changed in any material respect since June 30, 2003, except as set forth on Schedule 8.05.

6.16 Environmental and Other Matters. Each of the Borrower and its Subsidiaries has conducted its businesses so as to comply in all material respects with all applicable federal, state or local environmental laws, regulations, directions, ordinances, criteria and guidelines, including environmental, land use, occupational safety or health laws, regulations, directions, ordinances, criteria, guidelines, requirements or permits in all jurisdictions in which it is or may at any time be doing business, except to the extent it is contesting, in good faith by appropriate legal proceedings, any such law, regulation, direction, ordinance, criteria, guideline, or interpretation thereof or application thereof; and in such event it has complied with any order of any court or other Governmental Authority relating to such laws unless it is currently prosecuting an appeal or proceedings for review and has secured a stay of enforcement or execution postponing enforcement or execution pending such appeal or proceedings for review. No Lien has been imposed or is overtly threatened to be imposed by any Governmental Authority on any of property of the Borrower or any of its Subsidiaries based on or arising out of or related to any environmental matter. At the request of either Agent, and at the sole cost and expense of the Borrower, the Borrower shall provide the Agents with (a) any additional information or reports relating to environmental matters and any potential related liability resulting therefrom as the Agents or Required Lenders may reasonably request and (b) copies of any environmental audits, surveys or reports conducted in connection with the purchase or sale of any real property by the Borrower or any of its Subsidiaries.

6.17 Security Interests. On and after the Effective Date, each of the Security Documents creates (or after the execution and delivery thereof will create), as security for the Obligations, a valid and enforceable perfected security interest in and Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third Persons with respect to such Collateral, and subject to no other Liens, in favor of the Collateral Agent. No filings or recordings are required in order to perfect and/or render enforceable as against third parties the security interests created under any Security Document, except for filings or recordings required in connection with any such Security Document which shall have been made on or prior to the Effective Date as contemplated by Section 5.01(j) or on or prior to the execution and delivery thereof as contemplated by Sections 7.10 and 8.14.

6.18 Accuracy of Information. All of the written information relating to the Borrower and its Subsidiaries that has been given to either Agent or any Lender was, as of the date that such information was given or filed or the dates otherwise specified therein, accurate in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading. The assumptions and estimates used in the preparation of any projections or budgets provided to the Agents and the Lenders (a) have been prepared in good faith on a basis consistent with the Borrower’s financial statements, and (b) are based on estimates and assumptions believed by the Borrower’s management, at the time so provided and, in the case of projections or budgets provided prior to the Effective Date, on the Effective Date, to be reasonable and achievable.

6.19 Insurance. Schedule 6.19 lists all property and business interruption insurance maintained by the Borrower and its Subsidiaries as of the date of this Agreement.

6.20 Solvency. Each of the Borrower and its Subsidiaries is Solvent immediately prior to, and after giving effect to, the Loans to be made on the Effective Date and each subsequent date on which any Loan is funded.

6.21 Labor Relations. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice and there is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no material grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slow down or stoppage pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them, and (iii) to the best knowledge of the Borrower, no union representation proceeding is pending with respect to the employees of the Borrower or any of its Subsidiaries.

6.22 Indebtedness. Schedule 8.05 sets forth accurately and completely all Indebtedness of the kind described in clauses (a), (b), (e), (h) or (i) of the definition of the term “Indebtedness” and Contingent Obligations relating thereto (other than (i) the Loans and (ii) Indebtedness between or among the Borrower and its Subsidiaries), of the Borrower and its Subsidiaries that is outstanding on the Effective Date after giving effect to funding and use of proceeds of the Loans made on the Effective Date, in each case showing the aggregate principal amount as of June 30, 2003, the maturity date, the interest rate, a description of any property securing such Indebtedness and the name of the borrower and the lender and each other Person that has directly or indirectly guaranteed or secured such Indebtedness or any guaranty. The outstanding principal amount of all Indebtedness as set forth on Schedule 8.05 has not changed in any material respect since June 30, 2003, except as set forth on Schedule 8.05. Schedule 6.22 sets forth a true and complete list of all lines of credit that will be available to the Borrower or any of its Subsidiaries (other than pursuant to this Agreement) as of the Effective Date after giving effect to the Loans to be made on the Effective Date, in each case showing the aggregate principal amount outstanding, the maximum principal amount that may be borrowed under such line of credit, the maturity date, the interest rate, a description of any property securing any borrowing under such line of credit and the name of the borrower and the lender, and any other Person that has directly or indirectly guaranteed the repayment of any borrowing under such line of credit.

6.23 Real Property. The location and description of all real property owned or leased by the Borrower and its Subsidiaries as of June 30, 2003 is set forth on Schedule 6.23, and there have been no material sales or purchases of real property, nor material real property leases entered into or terminated, by the Borrower or any of its Subsidiaries since June 30, 2003, except as set forth on Schedule 6.23.

6.24 Representations and Warranties in Credit Documents. All representations and warranties set forth in any of the Credit Documents are correct and complete in all material respects at the time such representations and warranties are made (or deemed made).

6.25 Use of Proceeds. (a) The proceeds of the Term Loans shall be utilized by the Borrower solely (x) to finance the Refinancing and pay fees and expenses incurred in connection therewith and (y) for the general corporate and working capital purposes of the Borrower and its Subsidiaries (including, but not limited to, Permitted Acquisitions).

(b) The proceeds of all Revolving Loans shall be utilized by the Borrower for the general corporate and working capital purposes of the Borrower and its Subsidiaries (including, but not limited to, Permitted Acquisitions but excluding payments in connection with the Transaction).

SECTION 7. Affirmative Covenants. The Borrower hereby covenants and agrees that on and as of the Effective Date and thereafter, for so long as this Agreement is in effect and until the Commitments have terminated, no Letters of Credit or Notes are outstanding and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations (other than indemnities described in Section 12.12 which are not then owing) incurred hereunder, are paid in full:

7.01 Financial Statements. The Borrower shall deliver to the Administrative Agent:

(a) Audited Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on by Ernst & Young LLP, or other independent certified public accountants of nationally recognized standing acceptable to the Agents, without a “going concern” or like qualification or exception or any qualification arising out of the scope of the audit.

(b) Quarterly Financial Statements. As soon as available, but in any event not later than forty-five (45) days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and retained earnings and of cash flows of the Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for such periods during the previous year, certified by an Authorized Officer of the Borrower as fairly presenting the financial condition and results of operations of the Borrower and its Subsidiaries (subject to normal year-end audit adjustments and the absence of footnote disclosure).

(c) Projections. As soon as available, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrower, consolidated projections for the Borrower and its Subsidiaries for the next twelve (12) months that have been prepared in good faith on a basis consistent with the Borrower’s financial statements and that are based on estimates and assumptions believed by the Borrower’s management to be reasonable.

(d) Acquisition Agreements. Promptly upon the request of either Agent or any Lender, a copy of each agreement entered into by the Borrower or any Subsidiary or Affiliate of the Borrower in connection with the acquisition of any Person, or the business or assets of any Person, and all amendments to any such document or agreement, the financial statements of, and any other financial information relating to, such Person, and all other agreements and documents entered into in connection with such acquisition.

(e) Preparation of Statements and Projections. The financial statements to be delivered to the Administrative Agent pursuant to Section 7.01(a) and Section 7.01(b) shall be prepared in accordance with GAAP (subject, in the case of interim financial statements, to normal year-end audit adjustments and the absence of footnote disclosure) applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or Authorized Officer and disclosed therein). The projections to be delivered to the Lenders pursuant to Section 7.01(c) shall be in form and substance satisfactory to the Agents; it being presently contemplated that such projections shall be in a format consistent in all material respects with the financial models delivered by the Borrower to the Agents prior to the Effective Date. The financial statements for any Person delivered to the Agents pursuant to Section 7.01(d) may be prepared in accordance with the historical practice of such Person and, as a result, may not be in conformity with GAAP.

7.02 Certificates; Other Information. The Borrower shall deliver to the Administrative Agent, with a copy for each Lender:

(a) Auditor’s Statement. Concurrently with the delivery of the financial statements that are required to be delivered pursuant to Section 7.01(a), a written statement of the independent certified public accountants reporting on such financial statements (unless such accountants are prohibited by law or the Financial Accounting Standards Board, or any successor, from providing such statement) to the effect that in the course of the audit upon which their certification of such financial statements was based (but without any special or additional audit procedures for the purpose) they obtained no knowledge of any condition or event relating to financial matters that constitutes a Default or an Event of Default or, if in the course of such audit the accountants obtained knowledge of any Default or Event of Default, disclosing in such written statement the nature and period of existence thereof, it being understood that such accountants shall be under no liability, directly or indirectly, to the Lenders for failure to obtain knowledge of any such condition or event.

(b) Default Certificate. Concurrently with the delivery of the financial statements referred to in Section 7.01(a) and Section 7.01(b), a certificate of an Authorized Officer of the Borrower certifying that, except as specified in such certificate, during such period the Borrower and each of its Subsidiaries has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Credit Documents that is required to be observed, performed or satisfied by the Borrower or any of its Subsidiaries and that such Authorized Officer has no knowledge of the occurrence, at any time during such period (whether or not then continuing) of any Default or Event of Default;

(c) Compliance Certificate. Concurrently with the delivery of the financial statements that are required to be delivered pursuant to Section 7.01(a) and Section 7.01(b), a certificate of a Authorized Officer of the Borrower, substantially in the form of Exhibit J (a “Compliance Certificate”), showing in detail satisfactory to the Agents compliance by the Borrower with the financial covenants contained in Sections 8.01, 8.02 and 8.04 (including, to the extent not otherwise required to be delivered pursuant to Section 7.01 or Section 7.02, statements of the Borrower’s and its Subsidiaries’ cash flows for the periods covered by such covenants with respect to which compliance is to be demonstrated in such Compliance Certificate and a computation of the amount of the Borrower’s and its Subsidiaries’ capital expenditures made during such period and during the portion of the fiscal year through the end of the period covered by such Compliance Certificate) and setting forth the other information provided for therein.

(d) Other Reports. Within ten (10) days after being sent, copies of all financial statements and other financial information, proxy materials, material press releases and other material information and reports that the Borrower (a) issues to the public or files with the SEC or any securities exchange on which the Borrower’s common stock is traded, or (b) delivers to any holder of any of its Indebtedness (or any trustee, agent or other representative therefor) or any holder of any of its Capital Stock.

(e) Management Letters. Promptly after the receipt by the Borrower or any of its Subsidiaries of any “management letter” from their certified public accountants, the Borrower shall promptly deliver a copy of such management letter to the Agents and, promptly after being sent, the Borrower shall promptly deliver to the Agents any response sent by it to such management letter.

(f) Additional Information. Promptly, such additional financial and other information that any Lender or either Agent may from time to time reasonably request.

7.03 Payment of Taxes and Other Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay, discharge or otherwise satisfy all of its taxes and other obligations of whatever nature at or before maturity or before they become delinquent, except (a) those currently being contested in good faith by appropriate proceedings, if a reserve with respect thereto has been provided on its books in conformity with GAAP, and (b) other past-due or delinquent taxes and obligations outstanding at any time in an aggregate amount of less than $100,000.

7.04 Conduct of Business; Maintenance of Existence. The Borrower will, and will cause each of its Subsidiaries to, (a) engage solely in the Permitted Businesses, (b) renew and keep in full force and effect its corporate existence, (c) maintain all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to Section 8.07, and (d) comply with all Requirements of Law and any indenture, agreement or other instrument to which it is a party or by which it or any of its property is bound, except for any failure to comply therewith that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.05 Maintenance of Property and Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep all property useful and necessary in its business in good working order and condition, normal wear and tear excepted, (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, and (c) furnish to each Lender that so requests full information as to the insurance carried by it.

7.06 Inspection of Property, Books and Records; Discussions. The Borrower will, and will cause each of its Subsidiaries to, (a) keep proper books of records and account in conformity with GAAP and applicable regulatory standards, and (b) permit representatives of either Agent or any Lender to (i) visit and inspect any of its properties and examine and make copies of or abstracts from any of its books and records at such reasonable times as may be requested by either Agent or any Lender, and (ii) discuss its business, operations, properties and condition (financial or otherwise) with its officers at such times as may be reasonably requested by either Agent or any Lender.

7.07 Notices. The Borrower shall promptly give written notice to the Agents and each Lender of:

(a) Credit Document Defaults. The occurrence of any Default or Event of Default.

(b) Other Defaults. Any default or event of default under any indenture, agreement or other instrument to which the Borrower or any of its Subsidiaries is a party or by which any of them or any of their property is bound that if not cured could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Loss Contingencies. Any event constituting a loss contingency as to which footnote disclosure or a reserve is required under GAAP, or any pending or overtly threatened claim or litigation, investigation or proceeding involving the Borrower or any of its Subsidiaries in which (i) the amount claimed or liability incurred may exceed $500,000 and is not reasonably expected to be covered by insurance, or (ii) injunctive or similar relief is sought that, if granted, could reasonably be expected to have a Material Adverse Effect.

(d) Material Adverse Effects. Any condition or event that has had, or could reasonably be expected to have, a Material Adverse Effect.

7.08 ERISA Contingencies. (a) The Borrower shall promptly give written notice to the Agents and each Lender of any of the following events: (i) the institution of proceedings or the taking of any other action by the Borrower, any Subsidiary of Borrower or any Commonly Controlled Entity with respect to the withdrawal from, or the termination of, any

Plan that is not an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA) (other than the merger of a Plan of a Subsidiary of Borrower or a Commonly Controlled Entity into the USIS 401(k) Plan); (ii) the occurrence or expected occurrence of any ERISA Event (but notice of the ERISA Events described on Schedule 6.13 is deemed given to the extent the details of such events and Borrower’s actions with respect thereto are fully set forth therein); (iii) any amendment of any Plan that is not an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA) which will result in a material increase in the benefits under such Plan (other than an increase in discretionary matching contributions or increases required in order to comply with changes in applicable law); (iv) receipt by Borrower or any of its Subsidiaries, or any Commonly Controlled Entity of an unfavorable determination letter from the Internal Revenue Service regarding the qualification or tax-exempt status of a Plan or related trust agreement under Sections 401(a) or 501(a) of the Code; (v) the occurrence of any event which could cause Borrower, any of its Subsidiaries or any Commonly Controlled Entity to incur any liability under ERISA of the Code that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or (vi) the occurrence of an event which could cause a Plan or related trust agreement that is intended to be qualified and tax-exempt under Sections 401(a) and 501(a) of the Code to fail to be so qualified or tax-exempt or to lose its qualification or tax-exempt status.

(b) Each notice provided to the Agents and the Lenders pursuant to this Section 7.08 shall be accompanied by a statement of an Authorized Officer of the Borrower setting forth reasonable details of the occurrence or event referred to therein and stating what action the Borrower proposes to take with respect thereto. Upon receipt of any request from either Agent for any additional information with respect to any notice provided to either Agent pursuant to this Section 7.08, the Borrower shall promptly provide such additional information to such Agent.

7.09 Environmental Law. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable environmental laws and obtain and comply in all material respects with and maintain any and all licenses, approvals, notifications, registrations or permits required by all applicable Environmental Laws.

7.10 Additional Security; Further Assurances. (a) The Borrower will, and will cause each of its Wholly-Owned Domestic Subsidiaries to, grant to the Collateral Agent security interests in such Equity Interests, instruments and promissory notes owned by the Borrower or any of its Wholly-Owned Domestic Subsidiaries, as the case may be, as are not effectively covered by the original Security Documents, in each case to the extent requested from time to time by the Administrative Agent or the Required Lenders (collectively, the “Additional Security Documents”). All such security interests shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable perfected security interests and hypothecations superior to and prior to the rights of all third Persons with respect to such Collateral enforceable as against third parties and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full.

(b) The Borrower will, and will cause each of its Subsidiaries to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, the Borrower shall cause to be delivered to the Collateral Agent such opinions of counsel and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 7.10 has been complied with.

(c) The Borrower agrees that each action required above by this Section 7.10 shall be completed as soon as possible, but in no event later than ninety (90) days after such action is either requested to be taken by the Administrative Agent, the Collateral Agent or the Required Lenders or required to be taken by the Borrower and its Subsidiaries pursuant to the terms of this Section 7.10; provided that in no event will the Borrower or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 7.10.

7.11 Corporate Structure. The Borrower will cause:

(a) Subsidiaries Wholly Owned. Each Subsidiary of the Borrower at all times to be a Wholly Owned Subsidiary of the Borrower, except as set forth on Schedule 7.11(a).

(b) Subsidiaries Owned through USIS. Each Subsidiary of the Borrower, other than USIS, to be a Wholly Owned Subsidiary of USIS, except as set forth on Schedule 7.11(b).

(c) Conduct of Permitted Businesses. The Borrower and its Subsidiaries to engage solely in the conduct of Permitted Businesses.

7.12 Fiduciary Cash. The Borrower will, and will cause each of its Subsidiaries to, (a) duly and punctually comply with and perform and observe each and all of its applicable obligations in respect of the receipt, deposit, retention, segregation or disbursement of Fiduciary Cash, whether such obligations are imposed by law or assumed by contract, and (b) not, in breach of any such obligation, pay or deliver any Fiduciary Cash to either Agent or any Lender or cause or permit any Fiduciary Cash to be applied to the payment of any of the Obligations.

7.13 Permitted Acquisitions. (a) Subject to the provisions of this Section 7.13 and the requirements contained in the definition of Permitted Acquisition, the Borrower and any of its Subsidiary Guarantors may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition):

(i) no Default or Event of Default shall be in existence at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto;

(ii) except as provided for below, the Borrower shall have given the Administrative Agent and the Lenders at least ten (10) Business Days’ prior written notice of any Permitted Acquisition;

(iii) except as provided for below, calculations are made by the Borrower of compliance with the covenants contained in Sections 8.01, 8.02 and 8.04 for the Calculation Period most recently ended prior to the date of such Permitted Acquisition, on a Pro Forma Basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such recalculations shall show that such financial covenants would have been complied with if the Permitted Acquisition had occurred on the first day of such Calculation Period (for this purpose, if the first day of the respective Calculation Period occurs prior to the Effective Date, calculated as if the covenants contained in said Sections 8.01, 8.02 and 8.04 had been applicable from the first day of the Calculation Period);

(iv) except as provided for below, based on good faith projections prepared by the Borrower for the period from the date of the consummation of the Permitted Acquisition to the date which is one year thereafter, the level of financial performance measured by the covenants set forth in Sections 8.01, 8.02 and 8.04 shall be better than or equal to such level as would be required to provide that no Default or Event of Default would exist under the financial covenants contained in Sections 8.01, 8.02 and 8.04 through the date which is one year from the date of the consummation of the respective Permitted Acquisition;

(v) the amount of cash payable at closing in connection with such Permitted Acquisition, when aggregated with the aggregate cash consideration payable at closing in connection with all other Permitted Acquisitions consummated in such fiscal year of the Borrower does not exceed $50,000,000, provided that to the extent that the aggregate amount of cash consideration paid at closing in connection with Permitted Acquisitions in any fiscal year of the Borrower (commencing with the fiscal year of the Borrower ending December 31, 2004) is less than $50,000,000, an amount equal to the lesser of (x) such difference and (y) $25,000,000 may be carried forward and utilized to make Permitted Acquisitions in the immediately succeeding fiscal year (it being understood and agreed that the amount of cash consideration paid at closing in connection with any Permitted Acquisition in any fiscal year shall be applied first to reduce the amount (if any) carried forward pursuant to this proviso);

(vi) the Acquisition Consideration payable in connection with the proposed Permitted Acquisition, when aggregated with the Acquisition Consideration payable in connection with all other Permitted Acquisitions consummated in such fiscal year does not exceed 25% (15%, if the Consolidated EBITDA of the Borrower and its Subsidiaries for the twelve-month period ending prior to the date of such Permitted Acquisition is less than $70,000,000) of the Consolidated Total Revenue of the Borrower and its Subsidiaries for the fiscal year of the Borrower previously ended prior to the date of such Permitted Acquisition, provided that to the extent the aggregate amount of Acquisition Consideration payable in connection with Permitted Acquisitions in any fiscal year of the

Borrower (commencing with the fiscal year of the Borrower ending December 31, 2004) is less than the amount of the Acquisition Consideration permitted to be paid during such fiscal year (based on the relevant percentage of Consolidated Total Revenue for the prior fiscal year), an amount equal to 25% of such difference may be carried forward and utilized to make Permitted Acquisitions in the immediately succeeding fiscal year (it being understood and agreed that the amount of Acquisition Consideration paid in connection with any Permitted Acquisition in any fiscal year shall be applied first to reduce the amount (if any) carried forward pursuant to this proviso);

(vii) the Adjusted Total Revenue of the Acquired Entity or Business to be acquired in connection with such Permitted Acquisition (for the twelve month period most recently ended prior to the date of such acquisition), when added to the Adjusted Total Revenue of all Acquired Entities or Businesses acquired after Effective Date (for the twelve month period most recently ended prior to the respective date of each such acquisition), shall not exceed $400,000,000;

(viii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date;

(ix) except as provided for below, the Borrower provides to the Administrative Agent and the Lenders as soon as available but not later than fifteen (15) Business Days after the execution thereof, a copy of any executed purchase agreement or similar agreement with respect to such Permitted Acquisition; and

(x) except as provided for below, the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to the best of his knowledge, compliance with the requirements of preceding clauses (i) through (ix), inclusive, and containing the calculations required by the preceding clauses (iii), (iv), (v), (vi) and (vii);

provided that, notwithstanding the foregoing, the notices, calculations, deliveries and other requirements contained in the preceding clauses (ii), (iii), (iv), (ix) and (x) shall not apply to any Permitted Acquisition having Acquisition Consideration of no more than $1,500,000.

(b) At the time of each Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other Equity Interests of any Person, the capital stock or other Equity Interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Creditors pursuant to the Pledge Agreement in accordance with the requirements of Section 8.15.

7.14 Repayment of Post-Closing Indebtedness to be Refinanced. On or prior to the 30th day following the Effective Date, (I) the Borrower shall have (i) repaid in full the Post-Closing Indebtedness to be Refinanced or (ii) complied with the requirements of 4.02(g) and (II)

to the extent repaid pursuant to preceding clause (I)(i), all security interests in respect of, and Liens securing, the Post-Closing Indebtedness to be Refinanced shall have been terminated and released, and the Administrative Agent shall have received all such releases as may have been requested by the Administrative Agent, which releases shall be in form and substance satisfactory to the Agents. Without limiting the foregoing, there shall have been delivered to the Administrative Agent (x) proper termination statements (Form UCC-3 or the appropriate equivalent) for filing under the UCC of each jurisdiction where a financing statement (Form UCC-1 or the appropriate equivalent) was filed with respect to the Borrower or any of its Subsidiaries in connection with the security interests created with respect to the Post-Closing Indebtedness to be Refinanced and the documentation related thereto, (y) terminations or reassignments of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of the Borrower or any of its Subsidiaries on which filings have been made and (z) terminations of all mortgages, leasehold mortgages and deeds of trust created with respect to property of the Borrower or any of its Subsidiaries, in each case, to secure the obligations under the Initial Indebtedness to be Refinanced, all of which shall be in form and substance satisfactory to the Agents.

7.15 Margin Stock. The Borrower will use its best efforts so that at all times the fair market value of all Margin Stock owned by the Borrower and its Subsidiaries (other than capital stock of the Borrower held in treasury) shall not exceed $2,500,000. So long as fair market value of all Margin Stock at any time owned by the Borrower and its Subsidiaries (other than capital stock of the Borrower held in treasury) does not exceed $2,500,000, such Margin Stock will not constitute Collateral and no security interest shall be granted therein pursuant to any Credit Document, provided that if at any time the fair market value of all Margin Stock owned by the Borrower and its Subsidiaries (other than capital stock of the Borrower held in treasury) exceeds $2,500,000, then (x) all Margin Stock owned by the Credit Parties (other than capital stock of the Borrower held in treasury) shall be pledged, and delivered for pledge, pursuant to the Pledge Agreement and (y) the Borrower will execute and deliver to the Lenders appropriate completed forms (including, without limitation, Forms G-3 and U-1, as appropriate) establishing compliance with Regulations T, U and X. If at any time any Margin Stock is required to be pledged as a result of the provisions of the immediately preceding sentence, repayments of outstanding Obligations shall be required, and subsequent Loans shall be permitted, only in compliance with the applicable provisions of Regulations T, U and X.

SECTION 8. Negative Covenants. The Borrower hereby covenants and agrees that on and as of the Effective Date and thereafter, for so long as this Agreement is in effect and until the Commitments have terminated, no Letters of Credit or Notes are outstanding and the Loans and Unpaid Drawings together with interest, Fees and all other Obligations (other than indemnities described in Section 12.12 which are not then owing) incurred hereunder, are paid in full:

8.01 Total Leverage Ratio. The Borrower will not permit the Total Leverage Ratio at any time during any fiscal quarter of the Borrower set forth below to be greater than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending On	Ratio
September 30, 2003	2.50:1.00
December 31, 2003	2.50:1.00

March 31, 2004	2.25:1.00
June 30, 2004	2.25:1.00
September 30, 2004	2.25:1.00
December 31, 2004	2.25:1.00

March 31, 2005	2.00:1.00
June 30, 2005	2.00:1.00
September 30, 2005	2.00:1.00
December 31, 2005	2.00:1.00

March 31, 2006	2.00:1.00
June 30, 2006	2.00:1.00
September 30, 2006	2.00:1.00
December 31, 2006	2.00:1.00

March 31, 2007	2.00:1.00
June 30, 2007	2.00:1.00
September 30, 2007	2.00:1.00
December 31, 2007	2.00:1.00

March 31, 2008	2.00:1.00
June 30, 2008	2.00:1.00
September 30, 2008	2.00:1.00

8.02 Consolidated Fixed Charge Coverage Ratio. The Borrower will not permit the Consolidated Fixed Charge Coverage Ratio for any Test Period ending on the last day of a fiscal quarter of the Borrower set forth below to be less than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending On	Ratio
September 30, 2003	1.25:1.00

December 31, 2003	1.50:1.00

March 31, 2004	1.50:1.00
June 30, 2004	1.50:1.00
September 30, 2004	1.50:1.00
December 31,2004	1.50:1.00

March 31, 2005	2.00:1.00

Fiscal Quarter Ending On	Ratio
June 30, 2005	2.00:1.00
September 30, 2005	2.00:1.00
December 31, 2005	2.00:1.00

March 31, 2006	2.00:1.00
June 30, 2006	2.00:1.00
September 30, 2006	2.00:1.00
December 31, 2006	2.00:1.00

March 31, 2007	2.00:1.00
June 30, 2007	2.00:1.00
September 30, 2007	2.00:1.00
December 31, 2007	2.00:1.00

March 31, 2008	2.00:1.00
June 30, 2008	2.00:1.00
September 30, 2008	2.00:1.00

8.03 Capital Expenditures. The Borrower will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures except that during any fiscal year of the Borrower, the Borrower and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of all Capital Expenditures made during such fiscal year does not exceed 5% of Consolidated Total Revenue of the Borrower and its Subsidiaries for such fiscal year.

8.04 Minimum Consolidated Net Worth. The Borrower will not permit Consolidated Net Worth to be less than (i) during the period from and including the Effective Date to but not including the date of the delivery of financial statements required pursuant to Section 7.01(b) for the fiscal quarter of the Borrower ending September 30, 2003, $175,550,000 and (ii) thereafter, an amount equal to the sum of (x) $175,550,000 plus (y) 50% of the Consolidated Net Income (if positive) for the period from and including October 1, 2003 through the last day of the most recently ended fiscal quarter for which financial statements have been (or are required to have been) delivered pursuant to Section 7.01(b) plus (z) the remainder (if positive) of (I) increases in Consolidated Net Worth arising after the Effective Date solely as a result of issuances of common Equity Interests by the Borrower after the Effective Date less (II) decreases in Consolidated Net Worth arising after the Effective Date solely as a result of repurchases or redemptions of common Equity Interests of the Borrower issued after the Effective Date.

8.05 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii) Existing Indebtedness (other than Permitted Seller Debt) outstanding on the Effective Date and listed on Schedule 8.05 (as reduced by any repayments of principal thereof), without giving effect to any subsequent extension, renewal or refinancing thereof;

(iii) Indebtedness of the Borrower or any of its Subsidiaries under Interest Rate Protection Agreements entered into with respect to Indebtedness permitted under this Section 8.05 so long as the entering into of such Interest Rate Protection Agreements are bona fide hedging activities and are not for speculative purposes;

(iv) Indebtedness of the Borrower and its Subsidiaries evidenced by Capitalized Lease Obligations (to the extent permitted pursuant to Section 8.03) and purchase money Indebtedness described in Section 8.06(vii), provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations and purchase money Indebtedness permitted by this clause (iv) exceed $20,000,000 at any time outstanding;

(v) intercompany Indebtedness among the Borrower and its Subsidiaries to the extent permitted by Section 8.09(ix);

(vi) Indebtedness (I) of a Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness), provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, (y) no more than $5,000,000 of such Indebtedness constitutes debt for borrowed money at any time outstanding and (z) at the time of such Permitted Acquisition, such Indebtedness does not exceed 20% of the total value of the assets of the Subsidiary so acquired, or of the asset so acquired, as the case may be, or (II) constituting Permitted Seller Debt, provided that the aggregate principal amount of all Indebtedness permitted to be incurred, acquired and/or assumed by this clause (vi) shall not exceed (a) in any fiscal year, the sum of (i) $35,000,000 and (ii) the aggregate principal amount of all Indebtedness incurred, acquired and/or assumed in reliance on this clause (vi) and repaid in such fiscal year and (b) $130,000,000 at any one time outstanding, it being understood and agreed that for the purposes of determining compliance with this proviso, the amount of Indebtedness consisting of a Look-Back Liability or a Retention Liability shall be determined using the then outstanding Accrued Look-Back Liability or Accrued Retention, as the case may be, relating thereto;

(vii) so long as no Default or Event of Default exists at the time of the incurrence thereof or would result therefrom, additional unsecured Indebtedness incurred by the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding;

(viii) Stock Appreciation Rights;

(ix) Subordinated Indebtedness of the Borrower issued after the date of this Agreement, so long as (i) all such Indebtedness is incurred in accordance with the requirements of the definition of Subordinated Indebtedness, (ii) the Net Cash Proceeds from the issuance and sale thereof are received in cash on the date of such issuance and sale and on such date are applied as provided in Section 4.02(d), (iii) no Default or Event of Default shall exist both immediately before and immediately after giving effect to the incurrence thereof, (iv) calculations are made by the Borrower demonstrating compliance with the covenants contained in Sections 8.01, 8.02 and 8.04 for the Calculation Period most recently ended prior to the date of the respective issuance of Subordinated Notes, determined on a Pro Forma Basis (after giving effect to the respective issuance of Subordinated Notes as if same had been consummated on the first day of such Calculation Period) and (v) the Borrower shall furnish to the Administrative Agent a certificate from an Authorized Officer of the Borrower certifying to the best of his or her knowledge as to compliance with the requirements of this Section 8.05(ix) and containing the calculations required by the preceding clause (iv);

(x) Permitted Subsidiary Bank Debt, if the aggregate outstanding principal amount of Permitted Subsidiary Bank Debt at any time owed (i) by any one Subsidiary of the Borrower does not exceed $1,000,000 and (ii) by any and all Subsidiaries of the Borrower does not exceed $5,000,000; and

(xi) Indebtedness in respect of Non-Lender Secured Letters of Credit not to exceed $5,000,000 at any time outstanding.

8.06 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 8.06 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(ii) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iii) Liens in existence on the Effective Date which are listed, and the property subject thereto described, in Schedule 8.06;

(iv) Liens created pursuant to the Security Documents;

(v) licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(vi) Liens upon assets of the Borrower or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 8.05(iv), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Borrower or any Subsidiary of the Borrower;

(vii) Liens placed upon equipment or machinery acquired after the Effective Date and used in the ordinary course of business of the Borrower or any of its Subsidiaries at the time of the acquisition thereof by the Borrower or such Subsidiary or within ninety (90) days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment or machinery or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 8.05(iv) and (y) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any other asset of the Borrower or such Subsidiary;

(viii) easements, rights-of-way, restrictions, encroachments, municipal zoning ordinances and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(ix) Liens arising from precautionary UCC financing statement filings regarding operating leases;

(x) Liens arising out of the existence of judgments or awards in respect of which the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings and which judgments or awards otherwise do not constitute an Event of Default under Section 9.09, provided that the aggregate amount of all cash (including, for this purpose, the Stated Amount of all Letters of Credit) and the fair market value of all other property of the Borrower and its Subsidiaries pledged or deposited to obtain a subsisting stay of execution pending such appeal does not exceed $2,000,000 at any time outstanding;

(xi) statutory and common law and landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(xii) Liens (other than Liens imposed under ERISA or the Code) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature (other than appeal bonds) incurred in the ordinary course of business and consistent with past practice (exclusive of obligations in respect of the payment for borrowed money), provided that the aggregate amount of all cash and the fair market value of all other property subject to all Liens permitted by this clause (xii) shall not at any time exceed $1,000,000;

(xiii) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 8.05(vi), and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of the Borrower or any of its Subsidiaries;

(xiv) any interest or title of a lessor under any lease of property to, or of any consignor of goods consigned to (including any such interest or title of any creditor of any such consignee in goods consigned to), the Borrower or any of its Subsidiaries, in each case so long as such Lien extends solely to the property the subject of such lease or consignment, as the case may be; and

(xv) Liens on cash and Cash Equivalents to secure Non-Lender Secured Letters of Credit.

In connection with the granting of Liens of the type described in clauses (vi), (vii), (ix) and (xiii) of this Section 8.06 by the Borrower of any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

8.07 Consolidations, Mergers, Sales of Assets and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person (or agree to do any of the foregoing at any future time), except that:

(i) Capital Expenditures by the Borrower or any of its Subsidiaries shall be permitted to the extent not in violation of Section 8.03;

(ii) each of the Borrower and its Subsidiaries may sell obsolete, uneconomic or worn-out equipment or materials in the ordinary course of business;

(iii) Investments may be made to the extent permitted by Section 8.09;

(iv) the Borrower and its Subsidiaries may sell assets (other than the capital stock or other Equity Interests of any Subsidiary Guarantor), so long as (v) no Default or Event of Default then exists or would result therefrom, (w) each such sale is in an arm’s-length transaction and the Borrower or the respective Subsidiary receives at least fair market value (as determined in good faith by the Borrower or such Subsidiary, as the case may be), (x) if the Expected Contingent Consideration receivable from such sale and all other sales consummated in reliance on this clause (iv) exceeds $20,000,000 at any time, such consideration shall consist solely of cash and/or a promissory note pledged as Collateral pursuant to the Pledge Agreement, (y) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 4.02(c) and (z) the aggregate amount of the proceeds received from assets sold pursuant to this clause (iv) shall not exceed (i) 5% of the consolidated gross revenues of the Borrower and its Subsidiaries for the preceding fiscal year, in the case of all such dispositions made by the Borrower or any of its Subsidiaries in any one fiscal year, or (ii) 10% of the consolidated gross revenues of the Borrower and its Subsidiaries for the preceding fiscal year, in the case of all such dispositions made by the Borrower or any of its Subsidiaries at any time after the date of this Agreement;

(v) each of the Borrower and its Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (in each case, so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 8.05(iv));

(vi) each of the Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(vii) each of the Borrower and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries, in each case so long as no such grant otherwise prohibits the Collateral Agent’s security interest in the asset or property subject thereto;

(viii) any Subsidiary of the Borrower may transfer assets to the Borrower or to any Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor;

(ix) any Subsidiary of the Borrower may merge with and into, or be dissolved or liquidated into, the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor, so long as (i) in the case of any such merger, dissolution or liquidation involving the Borrower, the Borrower is the surviving corporation of any such merger, dissolution or liquidation, (ii) in all other cases, the Wholly-Owned Domestic Subsidiary which is a Subsidiary Guarantor is the surviving corporation of any such merger, dissolution or liquidation and (iii) in all cases, the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Subsidiary covered thereby shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);

(x) Permitted Acquisitions may be made to the extent permitted by Section 7.13.

To the extent the Required Lenders or all of the Lenders, as the case may be, waive the provisions of this Section 8.07 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 8.07 (other than to the Borrower or a Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

8.08 Dividends. The Borrower will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrower or any of its Subsidiaries, except that:

(i) any Subsidiary of the Borrower may pay cash Dividends to the Borrower or to any Wholly-Owned Subsidiary of the Borrower;

(ii) any non-Wholly-Owned Subsidiary of the Borrower may pay cash Dividends to its shareholders generally so long as the Borrower or its respective Subsidiary which owns the equity interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the equity interest in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of equity interests of such Subsidiary);

(iii) so long as no Default or Event of Default then exists or would result therefrom, the Borrower may repurchase, for an amount not to exceed $3,000,000, outstanding shares of its common stock (or options to purchase such common stock) held by a former employee of a Subsidiary of the Borrower, on the terms described in Schedule 10(a);

(iv) so long as no Default or Event of Default then exists or would result therefrom, the Borrower may pay cash Dividends in any fiscal year of the Borrower in an amount not to exceed the aggregate amount of cash actually received by the Borrower during such fiscal year from the exercise of options to purchase the common stock of the Borrower; and

(v) the Borrower may from time to time pay other cash Dividends on its common stock, so long as (x) no Default or Event of Default then exists or would result therefrom and (y) the amount of cash expended to make or pay Dividends pursuant to this clause (v) in any fiscal year of the Borrower shall not exceed the sum of (I) the

Designated Percentage for such fiscal year, multiplied by the Net Cash Earnings of the Borrower and its Subsidiaries for the immediately preceding fiscal year of the Borrower and (II) $5,000,000.

8.09 Advances, Investments and Loans. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(i) the Borrower and its Subsidiaries may (x) make advances of premium payments on behalf of customers under insurance premium financing arrangements established for brokerage clients in the ordinary course of business on terms customary for insurance brokers, (y) acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary, and (z) make expense prepayments in the ordinary course of business;

(ii) the Borrower and its Subsidiaries may acquire and hold cash and Cash Equivalents;

(iii) the Borrower and its Subsidiaries may hold the Investments held by them on the Effective Date and described on Schedule 8.09, provided that any additional Investments made with respect thereto shall be permitted only if independently justified under the other provisions of this Section 8.09;

(iv) the Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v) the Borrower and its Subsidiaries may make advances to their officers and employees for moving, relocation and travel expenses and other expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $2,000,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);

(vi) the Borrower may acquire and hold obligations of one or more officers, directors or other employees of the Borrower or any of its Subsidiaries in connection with such officers’, directors’ or employees’ acquisition of shares of capital stock of the Borrower so long as no cash is paid by the Borrower or any of its Subsidiaries to such officers, directors or employees in connection with the acquisition of any such obligations;

(vii) the Borrower may enter into Interest Rate Protection Agreements to the extent permitted by Section 8.05(iii);

(viii) the Borrower and its Subsidiaries may acquire and hold promissory notes and other non-cash consideration issued by the purchaser of assets in connection with a sale of such assets to the extent permitted by Section 8.07(iv);

(ix) (A) the Borrower and the Subsidiary Guarantors may make equity contributions to their respective Subsidiaries that are Subsidiary Guarantors, so long as the security interest granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets subject to such equity contribution shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such contribution), and (B) the Borrower and the Subsidiary Guarantors may make intercompany loans and advances between or among one another (collectively, “Intercompany Loans”), so long as each Intercompany Loan, if evidenced by a promissory note, shall be evidenced by an Intercompany Note that is pledged to the Collateral Agent pursuant to the Pledge Agreement;

(x) Permitted Acquisitions shall be permitted in accordance with Section 7.13; and

(xi) so long as no Default or Event of Default then exists or would result therefrom, the Borrower and its Subsidiaries may make Investments not otherwise permitted by clauses (i) through (x) of this Section 8.09 in an aggregate amount not to exceed $5,000,000 (determined without regard to any write-downs or write-offs thereof).

8.10 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(i) Mergers, dissolutions, liquidations and other asset transfers among the Borrower and the Subsidiary Guarantors, to the extent permitted by Section 8.07;

(ii) Dividends may be paid to the extent provided in Section 8.08;

(iii) Investments may be made to the extent provided in Section 8.09;

(iv) customary fees may be paid to non-employee directors of the Borrower and its Subsidiaries; and

(v) the Borrower and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Borrower and its Subsidiaries in the ordinary course of business.

8.11 Limitation on Payments and Modifications of Certain Indebtedness and other Obligations; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements, etc. (a) The Borrower will not, and will not permit any of its Subsidiaries to amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its capital stock or other equity interests (including any shareholders’ agreement), or enter into any new agreement with respect to its capital stock or other equity interests, unless such amendment, modification, change or other action could not reasonably be expected to be adverse to the interests of the Lenders in any material respect.

(b) The Borrower will not, and will not cause, permit or suffer any of its Subsidiaries to, (a) make any optional payment or prepayment or any purchase or redemption of any of its outstanding Indebtedness, except Permitted Prepayments, or (b) amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms of any of its outstanding Indebtedness, except so as to (i) extend the maturity or reduce the amount of any payment of principal thereof, or (ii) reduce the rate or extend the date for payment of interest thereon.

8.12 Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) customary provisions restricting subletting or assignment of any lease governing and leasehold interest of the Borrower or any of its Subsidiaries, (iv) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Subsidiaries is the licensee) or other contract entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (v) restrictions on the transfer of any asset pending the close of the sale of such asset, and (vi) restrictions on the transfer of any asset subject to a Lien permitted by Section 8.06(iii), (vi), (vii) or (xiii).

8.13 Limitation on Issuance of Capital Stock. (a) The Borrower will not, and will not permit any of its Subsidiaries to, issue (i) any preferred stock or other preferred equity interests other than Qualified Preferred Stock of the Borrower or (ii) any redeemable common stock or other redeemable common equity interests other than common stock or other redeemable common equity interests that is redeemable at the sole option of the Borrower or such Subsidiary, as the case may be.

(b) The Borrower will not permit any of its Subsidiaries to issue any capital stock or other equity interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other equity interests, except (i) for transfers and replacements of then outstanding shares of capital stock or other equity interests, (ii) for stock splits, stock dividends and issuances which do not decrease the percentage ownership of the Borrower or any of its Subsidiaries in any class of the capital stock or other equity interests of such Subsidiary, (iii) to qualify directors to the extent required by applicable law, or (iv) for issuances by newly created or acquired Subsidiaries in accordance with the terms of this Agreement.

8.14 Limitation on Creation of Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Effective Date any Subsidiary, provided that the Borrower and its Wholly-Owned Domestic Subsidiaries shall be permitted to (A) establish, create and, to the extent permitted by this Agreement, acquire Wholly-Owned Domestic Subsidiaries so long as (i) the Equity Interests of each such new Wholly-Owned Domestic Subsidiary are pledged pursuant to, and to the extent required by, the Pledge Agreement, (ii) each such new Wholly-Owned Domestic Subsidiary executes a counterpart of the Subsidiaries Guaranty and the Pledge Agreement, and (iii) each such new Wholly-Owned Domestic Subsidiary, to the extent requested by the Administrative Agent or the Required Lenders, takes all actions required pursuant to Section 7.10, and (B) establish, create and acquire non-Wholly-Owned Subsidiaries in each case to the extent permitted by Section 8.09 and the definition of Permitted Acquisition, so long as the Equity Interests of each such non-Wholly-Owned Subsidiary are pledged pursuant to, and to the extent required by, the Pledge Agreement. In addition, each such new Wholly-Owned Subsidiary which is required to become a Credit Party shall execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Section 5 as such new Wholly-Owned Subsidiary would have had to deliver if such new Wholly-Owned Subsidiary were a Credit Party on the Effective Date.

8.15 Limitation on Changes in Fiscal Year. The Borrower shall not cause, permit or suffer the fiscal year of the Borrower or any of its Subsidiaries to end on a day other than December 31.

SECTION 9. Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):

9.01 Payments. The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note, (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on any Loan or any Note or any Fees or (iii) default in the prompt payment following notice or demand in respect of any other amounts owing hereunder or under any other Credit Document; or

9.02 Representations, etc. Any representation, warranty or material statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate or material statement delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

9.03 Covenants. The Borrower shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.04, Section 7.14 or Section 8, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 9.01 or clause (a) of this Section 9.03) contained in this Agreement and such default shall continue unremedied for a period of at least fifteen (15) days after either (i) an officer of the Borrower becomes aware of such default or (ii) notice thereof has been given to the Borrower by an Agent or any Lender; or

9.04 Default Under Other Agreements. (a) The Borrower or any of its Subsidiaries shall (i) default in any payment with respect to Indebtedness (other than the Obligations) in excess of $2,000,000 individually or in the aggregate, for the Borrower and its Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice of acceleration, or any lapse of time prior to the effectiveness of any notice of acceleration, is required), any such Indebtedness to become due prior to its stated maturity; or (b) Indebtedness of the Borrower or its Subsidiaries in excess of $2,000,000 shall be declared to be due and payable other than in accordance with the terms of such Indebtedness or required to be prepaid, other than by a regularly scheduled required prepayment or as a mandatory prepayment (unless such required prepayment or mandatory prepayment results from a default thereunder or an event of the type that constitutes an Event of Default), prior to the stated maturity thereof; or

9.05 Bankruptcy, etc. The Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any of its Subsidiaries and the petition is not controverted within ten (10) days, or is not dismissed within sixty (60) days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries; or the Borrower or any of its Subsidiaries commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a “conservator”) of itself or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, supervision, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries; or any such proceeding is commenced against the Borrower or any of its Subsidiaries to the extent such proceeding is consented to by such Person, and remains undismissed for a period of sixty (60) days; or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries suffers any appointment of any conservator or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty (60) days; or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

9.06 ERISA. Either (i) any property of the Borrower or any of its Subsidiaries constitutes “assets” (within the meaning of ERISA or Section 4975 of the Code, including 29 C.F.R. § 2510.3-101 or any successor regulation thereto) of an “employee benefit plan” within the meaning of Section 3(3) or ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code; or (ii) any of the Loans or any Credit Document, or the exercise of any of the Administrative Agent’s or any Lender’s rights in connection therewith, constitutes a prohibited transaction under ERISA or the Code (except for a prohibited transaction that results from the Lender’s use of assets of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code to fund the Loans); or (iii) the occurrence of any ERISA Event; or (iv) a Plan or related trust agreement that is intended to be qualified and tax-exempt under Sections 401(a) and 501(a) of the Code fails to be so qualified or tax-exempt or shall lose its qualification or tax-exempt status; or (v) the Borrower, any of its Subsidiaries or any Commonly Controlled Entity incurs or is expected to incur any liability under ERISA with respect to any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) which any of Borrower, any subsidiary of Borrower or any Commonly Controlled Entity administers or with respect to any Plan; or (vi) any other similar event or condition occurs or exists with respect to a Plan; and in each case in clauses (iii) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

9.07 Subsidiaries Guaranty. The Subsidiaries Guaranty or any provision thereof shall cease to be in full force and effect, or any Subsidiary Guarantor or any Person acting by or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor’s obligations under the Subsidiaries Guaranty or any Subsidiary Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Subsidiaries Guaranty; or

9.08 Security Document. Any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 8.06), and subject to no other Liens (except as permitted by Section 8.06), or (b) any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond any cure or grace period specifically applicable thereto pursuant to the terms of any such Security Document;

9.09 Judgments. One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving a liability, net of undisputed reinsurance, of $2,000,000 or more in the case of any one such judgment or decree or in the aggregate for all such judgments and decrees for the Borrower and its Subsidiaries and any such judgments or decrees shall not have been vacated, discharged, satisfied, stayed or bonded pending appeal within sixty (60) days from the entry thereof.

9.10 Ownership. A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against any Subsidiary Guarantor or the Borrower, except as otherwise specifically provided for in this Agreement (provided that if an Event of Default specified in Section 9.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately, (ii) declare the principal of, and any accrued interest in respect of, all Loans and all Obligations owing hereunder and under the other Credit Documents to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower, (iii) enforce, as Collateral Agent any or all of the Liens and security interests created pursuant to the Security Documents, (iv) terminate any Letter of Credit if permitted in accordance with its terms, and (v) direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 9.05, to pay) to the Administrative Agent at the Payment Office an amount of cash to be held as security for the respective Borrower’s reimbursement obligations in respect of all Letters of Credit then outstanding which were issued for the account of the Borrower, equal to the aggregate Stated Amount of all such Letters of Credit at such time. Notwithstanding the foregoing, the Administrative Agent shall have available to it all other remedies at law or equity, and shall exercise any one or all of them at the request of the Required Lenders.

SECTION 10. Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

“Accrued Look-Back Liability” shall mean at any time, with respect to a Permitted Acquisition involving a Look-Back Liability, the liability for all deferred purchase price payments of the Acquisition Consideration in connection with such Permitted Acquisition, determined at such time in accordance with GAAP.

“Accrued Retention Liability” shall mean at any time, with respect to a Permitted Acquisition involving a Retention Liability, the liability for all deferred purchase price payments of the Acquisition Consideration in connection with such Permitted Acquisition, determined at such time in accordance with GAAP.

“Acquired Entity or Business” shall mean either (x) the assets constituting a business, division or product line of any Person not already a Subsidiary of the Borrower or (y) 100% of the capital stock of any such Person, which Person shall, as a result of any such stock acquisition, become a Wholly-Owned Subsidiary of the Borrower (or shall be merged with and into the Borrower or a Subsidiary Guarantor).

“Acquisition Consideration” shall mean the purchase price, merger consideration or other purchase consideration for any Permitted Acquisition, whether paid or payable in cash, property or securities and whether paid or payable at the consummation of such Permitted Acquisition or at any time thereafter and includes (i) all liabilities (except accounts payable and accruals incurred in the ordinary course of business and except contingent liabilities not required under GAAP to be reflected or reserved for on a balance sheet or noted in a note thereto) enforceable against the Person or business acquired in such Permitted Acquisition or the assets thereof that are not retired at the consummation of such Permitted Acquisition, (ii) all deferred purchase payments (whether or not contingent) such as deferred purchase consideration, whether or not evidenced by an instrument or security, Look-Back Liabilities, Retention Liabilities, non-competition payments (determined in good faith by senior management of the Borrower and the Administrative Agent), (iii) all other payments made or liabilities incurred to or for account of any creditor of, or holder of any equity interest in, any Person or business acquired in a Permitted Acquisition, except salaries, bonuses and other payments for services rendered, (iv) the aggregate principal amount of all Indebtedness assumed, incurred and/or issued in connection with such Permitted Acquisition to the extent permitted by Section 8.05(vi) and (v) the fair market value (determined in good faith by senior management of the Borrower and the Administrative Agent) of all other consideration payable in connection with such Permitted Acquisition (it being understood and agreed that for the purposes of any determination of the amount of Acquisition Consideration required pursuant to this Agreement the value of any non-cash consideration shall be the fair market value of such non-cash consideration as determined in good faith by the senior management of the Borrower and the Administrative Agent).

“Acquisition Funding” shall mean the use of any proceeds of Revolving Loans, directly or indirectly, to pay any Acquisition Consideration or fees and costs for any Permitted Acquisition that are due and paid concurrently with the consummation of such Permitted Acquisition (or, in the case of Look-Back Liabilities, the amount payable under clause (c) of such definition).

“Additional Security Documents” shall have the meaning provided in Section 7.10.

“Adjusted Pro Forma EBITDA” shall mean, for any period, the Consolidated EBITDA of the Borrower and its Subsidiaries for such period adjusted (a) by factoring into the calculation thereof the Pre-Acquisition Adjusted EBITDA for such period of each Person and business acquired by the Borrower or a Subsidiary of the Borrower in such period, as though such acquisition had been consummated on the first day of such period, and (b) by factoring out of the calculation thereof the revenues and other income items and expenses and other charges attributable to each Subsidiary or business that was sold by the Borrower or a Subsidiary of the Borrower in such period or attributable to each Subsidiary that in such period ceased to be, and each business that in such period ceased to be owned and operated solely by, a Wholly Owned Subsidiary of the Borrower, in each case as though such sale had been consummated or such other event had occurred on the first day of such period.

“Adjusted Total Revenue” shall mean, with respect to an Acquired Business or Entity that is acquired in connection with a Permitted Acquisition, the revenues that are included in the calculation of Adjusted Pro Form EBITDA for such Permitted Acquisition.

“Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Administrative Agent appointed pursuant to Section 11.06.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person, provided, that a Person shall not be deemed to be an Affiliate solely as a result of a title or position held by such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Agent” shall have the meaning provided in the first paragraph of this Agreement.

“Agreement” shall mean this Credit Agreement, as the same may be from time to time modified, amended and/or supplemented.

“Applicable Margin” shall mean, (i) in the case of Term Loans maintained as (x) Base Rate Loans, 2.00% and (y) Eurodollar Loans, 3.00% and (ii) in the case of Revolving Loans, the rate per annum set forth below opposite the Rating Period then in effect:

Rating Period	Base Rate Margin	Eurodollar Rate Margin
Category A Period	1.50%	2.50%
Category B Period	2.00%	3.00%
Category C Period	2.25%	3.25%
Category D Period	2.50%	3.50%

“Applicable Percentage” shall mean, with respect to any Lender, the percentage of the Total Commitment represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Asset Sale” shall mean any sale, transfer or other disposition consummated at any time after the Effective Date by the Borrower or any of its Subsidiaries to any Person (including by way of redemption by such Person) other than to the Borrower or a Wholly-Owned Subsidiary of the Borrower of any asset (including, without limitation, any capital stock or other securities of, or equity interests in, another Person) other than sales of assets pursuant to Sections 8.07(ii), (vi) or (vii).

“Assignment Agreement” shall mean an Assignment Agreement in the form of Exhibit K (appropriately completed).

“Authorized Officer” shall mean any senior officer of the Borrower designated as such in writing by the Borrower to, and found acceptable by, the Administrative Agent.

“Bankruptcy Code” shall have the meaning provided in Section 9.05.

“Base Rate” at any time shall mean the higher of (x) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate and (y) the Prime Rate as in effect from time to time.

“Base Rate Loans” shall mean each Loan bearing interest at the rates provided in Section 1.08(a).

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean the incurrence of one Type of Loan hereunder by the Borrower from all of the Lenders on a pro rata basis on a given date (or resulting from a conversion or conversions on such date), having in the case of Eurodollar Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 1.11(b) shall be considered part of any related Borrowing of Eurodollar Loans.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day, excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close, and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

“Calculation Period” shall mean, with respect to any Permitted Acquisition or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Permitted Acquisition or other event.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and all equivalent ownership interests in any Person that is not a corporation, and any and all warrants, options and rights to purchase any of the foregoing.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any State thereof, the District of Columbia or any foreign jurisdiction having capital, surplus and undivided profits aggregating in excess of $200,000,000, with maturities of not more than one year from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than ninety (90) days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person, (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above.

“Category A Period” shall mean, subject to the Category Rules, any time that (i) the S&P Credit Rating is BB+ or higher or (ii) the Moody’s Credit Rating is Ba1 or higher.

“Category B Period” shall mean, subject to the Category Rules, any time that (i) Category A Period is not applicable, (ii) the S&P Credit Rating is BB or higher and (iii) the Moody’s Credit Rating is Ba2 or higher.

“Category C Period” shall mean, subject to the Category Rules, any time that (i) neither a Category A Period nor a Category B Period is applicable, (ii) the S&P Credit Rating is BB- or higher and (iii) the Moody’s Credit Rating is Ba3 or higher.

“Category D Period” shall mean, subject to the Category Rules, any time that either (i) the S&P Credit Rating is B+ or lower or (ii) the Moody’s Credit Rating is B1 or lower.

“Category Rules” shall mean that the Rating Period applicable at any time shall be (a) except as provided in clause (b) below, the highest Rating Period for which the Borrower meets the criteria set forth for such Rating Period and (b) if either S&P or Moody’s fails to have outstanding at the time a Credit Rating due to the failure by the Borrower to provide requested information to, or otherwise to fully cooperate with, such rating agency in establishing a Credit Rating, a Category D Period. If the rating system of Moody’s and/or S&P shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, or if both Moody’s and S&P shall fail to have outstanding a Credit Rating (other than by reason of the circumstances referred to in clause (b) of the preceding sentence), the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the applicable Rating Period shall be determined by reference to the ratings most recently in effect prior to such change or cessation.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Lender (or, for purposes of Section 1.10(b), by any lending office of such Lender or by such Lender’s or the Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control” shall mean the occurrence of any of the following:

(a) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” or “group” (as such terms are defined for purposes of the Securities Exchange Act of 1934, as amended), excluding any such person or group which owns 1% or more of the Borrower’s voting securities on the Effective Date, becomes the “beneficial owner” (as so defined, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 30% of the aggregate outstanding voting securities of the Borrower (measured by voting power rather than number of shares), or

(b) the first day on which a majority of the members of the board of directors of the Borrower are not either (i) nominated by the board of directors of the Borrower or (ii) appointed by directors so nominated,

(c) the Borrower consolidates with, or merges with or into, any Person, or any Person consolidates with or merges with or into the Borrower, in any such event pursuant to a transaction in which any of the outstanding voting securities of the Borrower is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting securities of the Borrower outstanding immediately prior to such transaction is converted into or exchanged for voting securities of the surviving or transferee Person constituting a majority of the aggregate outstanding shares of such voting securities of such surviving or transferee Person (immediately after giving effect to such conversion or exchange), or

(d) an event constituting a “Change of Control” (or similar event consisting of or relating to any change in ownership, control or management of the Borrower, however denominated) under any instrument evidencing, or indenture or agreement governing, any Indebtedness of the Borrower or any of its Subsidiaries outstanding in an aggregate amount exceeding $4,000,000, if the effect thereof is to require, or permit any holder of such Indebtedness to require, any payment or purchase or redemption offer to be made in respect of such Indebtedness.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Creditors.

“Commitment” shall mean any of the commitments of any Lender, i.e., whether the Term Loan Commitment or the Revolving Loan Commitment.

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is or was under common control with the Borrower within the meaning of Section 4001 of ERISA or is or was part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate” shall mean a Compliance Certificate in the form of Exhibit J (appropriately completed)

“Consolidated EBITDA” shall mean, for any Person for any period, (a) the Consolidated Net Income of such Person for such period plus (b) to the extent, and only to the extent, deducted in the computation of such Consolidated Net Income, the aggregate amount of (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, (iii) charges for amortization and depreciation determined on a consolidated basis in accordance with GAAP, and (iv) compensation expense accrued in respect of Stock Appreciation Rights or stock options, minus (c) cash payments made in such period to honor, redeem or discharge Stock Appreciation Rights or stock options.

“Consolidated Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of (x) Consolidated EBITDA for such period to (y) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges” for any period shall mean, with respect to the Borrower and its Subsidiaries determined on a consolidated basis, the sum, without duplication, of (i) the aggregate amount of cash interest expense incurred by such Persons during such period and (ii) the aggregate amount of all scheduled repayments of Indebtedness of such Persons required to be made during such period, excluding Scheduled Repayments due and payable on January 31, 2008, April 30, 2008, July 31, 2008 and the Term Loan Maturity Date.

“Consolidated Income Tax Expense” shall mean, with respect to any Person for any period, charges for income taxes (and other taxes of a similar nature or imposed in lieu thereof) accrued in or for such period by such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Indebtedness” shall mean, at any time, the aggregate outstanding amount of all Indebtedness of the Borrower and its Subsidiaries that is set forth, or under GAAP is required to be set forth, as a liability on a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP (including, without limitation, Accrued Look-Back Liabilities and Accrued Retention Liabilities).

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of the Borrower and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof) plus, without duplication, that portion of Capitalized Lease Obligations of the Borrower and its Subsidiaries representing the interest factor for such period; provided that the amortization of deferred financing, legal and accounting costs with respect to this Agreement and all non-cash interest expense shall (in each case) be excluded from Consolidated Interest Expense to the extent same would otherwise have been included therein.

“Consolidated Interest Income” shall mean, for any Person for any period, the aggregate amount of all items of interest income accrued by such Person and its Subsidiaries for such period (whether or not actually paid during such period) determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” shall mean, for any Person for any period, net earnings (or loss) after income taxes of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, but excluding (without duplication) (a) net earnings (or loss) of any Subsidiary of such Person accrued prior to the date it became a Subsidiary and any other earnings (or loss) of any Person or business acquired by such Person or any of its Subsidiaries through purchase, merger or consolidation or otherwise and earnings (or loss) of any business acquired by such Person or any of its Subsidiaries, in each case for any period prior to the date of acquisition; (b) any gain or loss (net of tax effects applicable thereto) resulting from the sale, conversion or other disposition of capital assets other than in the ordinary course of business; (c) non-cash charges for restructuring and elimination of duplication relating to the combination of acquired operations; (d) any non-cash extraordinary, unusual or nonrecurring gains or losses (including, without limitation, as a result of the impairment of goodwill required by SFAS 142); (e) any gain arising from any reappraisal or write-up of assets; (f) any portion of the net earnings of any Subsidiary of such Person that for any reason is unavailable for payment of dividends to such Person; (g) any gain or loss (net of tax effects applicable thereto) during such period resulting from the receipt of any proceeds of any insurance policy; (h) net earnings of any Person that is not a Subsidiary of such Person in which such Person or any of its Subsidiaries has an ownership interest, except to the extent such net earnings have actually been received by such Person or any of its Subsidiaries in the form of cash distributions; (i) any gain arising from the acquisition of any Indebtedness or securities of such Person or any of its Subsidiaries; (j) any portion of earnings attributable to minority interests in any Subsidiary of such Person; (k) any portion of the net earnings of such Person that cannot be freely converted into Dollars; (l) any non-cash gain or loss resulting from discontinued operations; (m) any loss resulting from the write-off of deferred financing costs incurred in connection with the Refinancing and (n) any loss attributable to prepayment penalties incurred in connection with the Refinancing.

“Consolidated Net Worth” shall mean, as of any date of determination, the Net Worth of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP after appropriate deduction for any minority interests in Subsidiaries.

“Consolidated Total Revenue” shall mean, for any period, the aggregate amount of all revenue of the Borrower and its Subsidiaries for such period on a consolidated basis as determined in accordance with GAAP.

“Contingent Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Credit Documents” shall mean this Agreement, the Notes, each Assignment Agreement, the Security Documents, the Subsidiaries Guaranty and all other documents, instruments and agreements entered into in connection herewith or therewith.

“Credit Event” shall mean the making of a Loan or the issuance of a Letter of Credit.

“Credit Facilities” shall mean, collectively, the Revolving Credit Facility and the Term Loan Facility.

“Credit Party” shall mean the Borrower and each Subsidiary Guarantor.

“Debt Service” shall mean, with respect to any Person for any period, the sum of (a) Consolidated Interest Expense of such Person for such period plus the amount of all items included in the Consolidated Interest Income of such Person for such period that, when accrued, were not currently payable in cash and (b) scheduled principal payments or amortization in respect of Indebtedness of such Person and its Subsidiaries for such period, whether or not paid.

“Default” shall mean any event, act or condition which, with notice or lapse of time, or both, would constitute an Event of Default.

“Designated Percentage” shall mean, for each fiscal year ending on a date set forth below, the percentage set forth opposite such date:

Fiscal Year Ending:	Percentage
December 31, 2003	0%

December 31, 2004	10%

December 31, 2005	12.5%

December 31, 2006	15%

December 31, 2007	20%

December 31, 2008	25%

“Disqualified Stock” shall mean, as to any Person, all outstanding Capital Stock issued by such Person or by any Affiliate of such Person:

(a) In respect of which such Person is, or upon the lapse of any period of time or occurrence of any event (including consent thereto by any creditor of such Person, but excluding such Person’s right to redeem such Capital Stock at the sole option of such Person) might become, obligated to pay dividends or make distributions except dividends and distributions that are to be paid or made solely by issuance of Capital Stock that is issued by such issuer and does not constitute Disqualified Stock; or

(b) that such Person is, or upon the lapse of any period of time or occurrence of any event (including consent thereto by any creditor of such Person) might become, obligated to redeem, purchase or exchange for cash or Indebtedness or any other form of consideration, except (i) an undertaking to exchange such Capital Stock solely for Capital Stock that is issued by the same issuer and does not constitute Disqualified Stock, (ii) an undertaking by an issuer to redeem its Capital Stock on any date occurring after the seventh anniversary of the Closing Date, if such redemption is permitted at the time under any and all indentures and agreements governing Indebtedness of the Borrower then outstanding and if such redemption obligation by its terms is subordinated in right of payment to such Indebtedness, (iii) any obligation of the Borrower to repurchase Capital Stock held by a former employee of a Subsidiary of the Borrower, on the terms described in Schedule 10(a), and (iv) any obligation of the Borrower to repurchase, from any employee of the Borrower or any of its Subsidiaries upon termination of such employee’s employment, any Capital Stock issued to such employee.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common equity of such Person) or cash to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any partnership or membership interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other equity interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any partnership or membership interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other equity interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Documents” shall mean, collectively, (i) the Credit Documents and (ii) all other documents, agreements and instruments executed in connection with the Transaction.

“Dollar” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State or territory thereof.

“Effective Date” shall have the meaning provided in Section 5.01.

“Eligible Transferee” shall mean and include a commercial bank, insurance company, mutual fund, financial institution, a “qualified institutional buyer” (as defined in Rule 144A of the Securities Act), any fund that invests in bank loans or any other “accredited investor” (as defined in Regulation D of the Securities Act) (other than an individual and the Borrower and its Affiliates).

“Environmental Law” shall mean any federal, state, provincial, foreign or local policy, statute, law, rule, regulation, ordinance, code or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment (for purposes of this definition (collectively, “Laws”)), relating to the environment, or Hazardous Materials or health and safety to the extent such health and safety issues arise under the Occupational Safety and Health Act of 1970, as amended, or any such similar Laws.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean (a) the failure to make any required contribution to a Plan, (b) a “prohibited transaction,” as such term is defined in Section 4975 of the Code or a transaction subject to the prohibitions of Sections 406 or 407 of ERISA, which could subject the Borrower, any of its Subsidiaries or any Commonly Controlled Entity thereof to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, liability under Section 502 of ERISA or any other liability under ERISA or the Code or (c) a violation of the applicable requirements of Sections 404 or 405 of ERISA, Section 4975 of the Code, the exclusive benefit rule under Section 401(a) of the Code or any provision of ERISA by the Borrower, any of its Subsidiaries or any Commonly Controlled Entities or with respect to which the Borrower, any of its Subsidiaries or any Commonly Controlled Entities may incur liability.

“Eurodollar Loans” shall mean each Loan bearing interest at the rates provided in Section 1.08(b).

“Eurodollar Rate” shall mean, with respect to each Interest Period for a Eurodollar Loan, (i) the rate per annum that appears on page 3750 of the Dow Jones Telerate Screen (or any successor page) for Dollar deposits with maturities comparable to such Interest Period as of 11:00 A.M. (London time) on the date which is two (2) Business Days prior to the commencement of such Interest Period or, if such a rate does not appear on page 3750 of the Dow Jones Telerate Screen (or any successor page), the offered quotations to first-class banks in the London interbank market by JPMorgan Chase Bank for Dollar deposits of amounts in same day funds comparable to the outstanding principal amount of such Dollar denominated Loan with maturities comparable to such Interest Period determined as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period divided (and rounded upward to the next whole multiple of 1/16 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Event of Default” shall have the meaning provided in Section 9.

“Excess Cash Flow” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis for any Excess Cash Payment Period, (a) their Consolidated EBITDA for such Excess Cash Payment Period minus (b) the sum of (i) Debt Service for such Excess Cash Payment Period actually paid in cash, (ii) any voluntary prepayments of Term Loans during such Excess Cash Payment Period, (iii) Capital Expenditures made in cash in such Excess Cash

Payment Period and permitted hereunder, (iv) liabilities for income taxes (and other taxes of a similar nature or imposed in lieu thereof) paid in cash during such Excess Cash Payment Period, (v) an amount equal to any increase in Noncash Working Capital during such Excess Cash Payment Period and (vi) 100% of the excess, if any, of the aggregate amount of cash payments of Acquisition Consideration and fees and costs for any Permitted Acquisition paid during such Excess Cash Payment Period, over the Acquisition Funding incurred during such Excess Cash Payment Period, plus (c) an amount equal to any decrease in Noncash Working Capital during such Excess Cash Payment Period.

“Excess Cash Payment Date” shall mean the date occurring ninety (90) days after the last day of each fiscal year of the Borrower (beginning with its fiscal year ending on December 31, 2003).

“Excess Cash Payment Period” shall mean, with respect to the repayment required on each Excess Cash Payment Date, the immediately preceding fiscal year of the Borrower.

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of September 17, 1999, among the Borrower, the lenders from time to time party thereto, Credit Lyonnais Cayman Island Branch, as administrative agent and JPMorgan Chase Bank, as syndication agent, as in effect on the Effective Date (immediately prior to giving effect to the Transaction).

“Expected Contingent Consideration” shall mean at any time the difference between (x) the aggregate amount of all deferred payments (whether or not contingent) reasonably expected to be owed by the Borrower or any of its Subsidiaries as consideration for an asset sale consummated pursuant to Section 8.07(iv), which are not evidenced by a promissory note that has been pledged as Collateral (with the amount of any such deferred payment to be determined in good faith by the senior management of the Borrower and the Administrative Agent), less (y) the sum of (I) any cash received in respect of any such deferred payment and (II) with respect to any such deferred payment which is contingent upon the satisfaction of any condition, threshold or hurdle, the amount of such deferred payment that can no longer be earned (determined in good faith by the senior management of the Borrower and the Administrative Agent) because such condition, threshold or hurdle is not capable of being satisfied.

“Expiration Date” shall mean September 30, 2003.

“Federal Funds Effective Rate” shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected in good faith by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 3.01.

“Fiduciary Cash” shall mean premiums received by the Borrower or any of its Subsidiaries for account of any insurance carrier and not yet remitted to such insurance carrier, if such premiums are restricted as to use pursuant to any applicable law or agreement.

“Financial Statement Delivery Date” shall mean each date upon which the Borrower’s audited annual financial statements are delivered pursuant to Section 7.01(a).

“Foreign Subsidiary” of any Person shall mean any Subsidiary such Person that is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States of America; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 8, including defined terms as used therein, are subject (to the extent provided therein) to Section 12.07(a).

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any Applicable Insurance Regulatory Authority.

“Hazardous Materials” shall mean (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “restricted hazardous materials”, “extremely hazardous wastes”, “restrictive hazardous wastes”, “toxic pollutants”, “contaminants” or “pollutants” under any Environmental Law, or words of similar meaning and regulatory effect.

“Indebtedness” shall mean, with respect to any Person:

(a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, except, if incurred in the ordinary course of business, (i) return premiums from insurance carriers, (ii) amounts currently payable to insurance carriers and others resulting from premiums and fees received from insureds and other clients, and (iii) claim payments from insurance carriers held for remittance to insureds;

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c) all obligations of such Person upon which interest charges are customarily paid;

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(e) all obligations of such Person in respect of the deferred purchase price of property or services, other than current accounts payable and accruals incurred in the ordinary course of business, including (i) all Acquisition Consideration for any Permitted Acquisition that is not paid in cash at the consummation thereof, except Equity Interests of the Borrower, and (ii) all liabilities incurred prior to the Effective Date in connection with any acquisition that would constitute Acquisition Consideration if such acquisition had been a Permitted Acquisition consummated after the Effective Date;

(f) all obligations of such Person or any other Person secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien (except a Permitted Lien) on property then owned or thereafter to be acquired by such Person, whether or not such Person has assumed liability for the payment of such obligations;

(g) all Contingent Obligations of such Person;

(h) all Capitalized Lease Obligations of such Person;

(i) all obligations of such Person, contingent or otherwise, in respect of letters of credit, bankers acceptances or other financing instruments;

(j) all Interest Rate Protection Agreements of such Person, contingent or otherwise;

(k) all obligations of such Person, contingent or otherwise, under Profit Payment Agreements; and

(l) all Equity Interests that are, as to such Person, Disqualified Stock.

“Indebtedness to be Refinanced” shall mean, collectively, the Initial Indebtedness to be Refinanced and the Post-Closing Indebtedness to be Refinanced.

“Indemnitee” shall have the meaning provided in Section 12.01(b) of this Agreement.

“Initial Indebtedness to be Refinanced” shall mean the Indebtedness under the Existing Credit Agreement and the other Indebtedness set forth on Schedule 10(b) which will be refinanced on the Effective Date.

“Intellectual Property” shall have the meaning provided in Section 6.09 of this Agreement.

“Intercompany Loan” shall have the meaning provided in Section 8.09(ix).

“Intercompany Notes” shall mean promissory notes, in the form of Exhibit L, evidencing Intercompany Loans

“Interest Period” shall mean, with respect to any Eurodollar Loan, the interest period applicable thereto, as determined pursuant to Section 1.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investments” shall have the meaning provided in Section 8.09.

“Issuing Lender” shall mean JPMorgan Chase Bank.

“LC Disbursement” shall mean a payment by the Issuing Lender pursuant to a Letter of Credit.

“Legal Requirements” shall mean all applicable laws, rules and regulations made by any governmental body or regulatory authority (including, without limitation, any Applicable Insurance Regulatory Authority) having jurisdiction over the Borrower or a Subsidiary of the Borrower.

“Lender” shall have the meaning provided in the first paragraph of this Agreement.

“Letter of Credit Fee” shall have the meaning provided in Section 3.01(b).

“Letter of Credit Request” shall have the meaning provided in Section 2.02(a).

“Letter of Credit Outstandings” shall mean, at any time, the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

“Letter of Credit Supportable Obligations” shall mean obligations of the Borrower or any of its Subsidiaries to any other Person which are permitted to exist pursuant to the terms of this Agreement.

“Letters of Credit” shall have the meaning provided in Section 2.01(a).

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any understanding or agreement to repurchase any property or assets sold by the Borrower or any of its Subsidiaries (including sales of accounts receivable or notes with recourse to the Borrower or any of its Subsidiaries), or the assignment of any right to receive income, or the filing of any financing statement under the UCC or any other similar notice under any similar recording or notice statute relating to any property.

“Loan” or “Loans” shall mean each Term Loan and each Revolving Loan.

“Look-Back Liability” shall mean any liability incurred by the Borrower (and not guaranteed by any Subsidiary of the Borrower) in connection with a Permitted Acquisition if (a) such liability is contingent upon the achievement of Consolidated EBITDA or revenues for a specified determination period by the Acquired Entity or Business acquired pursuant to such

Permitted Acquisition in an amount exceeding the Consolidated EBITDA or revenues targeted by the Borrower for such determination period at the time of the acquisition, (b) the Acquisition Consideration (if any) relating to the achievement of such targeted thresholds, that is not payable within thirty (30) days following the final determination of the amount of such Acquisition Consideration, shall be evidenced solely by USI Seller Notes, and (c) such liability is not secured by a Lien upon any property of the Borrower or any of its Subsidiaries.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (i) a material adverse effect on the business, operations, property, financial condition or prospects of the Borrower and its Subsidiaries taken as a whole or (ii) a material adverse effect on (x) the rights and remedies of the Administrative Agent or the Lenders under the Credit Documents, (y) the ability of any Credit Party to perform its obligations under the Credit Documents to which it is a party or (z) the legality, validity or enforceability of any Credit Document.

“Maturity Date”, with respect to any Tranche of Loans, shall mean the Term Loan Maturity Date or the Revolving Loan Maturity Date, as the case may be.

“Minimum Borrowing Amount” shall mean (i) for Revolving Loans, $1,000,000 and (ii) for Term Loans, $5,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Moody’s Credit Rating” shall mean at any time, the rating level (it being understood that numerical modifiers and (+) (-) modifiers shall constitute rating levels) then assigned by Moody’s to the Borrower’s senior secured long-term debt.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower, a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Borrower, a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Net Cash Earnings” shall mean the Consolidated Net Income of the Borrower and its Subsidiaries for such period, plus to the extent, and only to the extent, deducted in the computation of such Consolidated Net Income, the aggregate amount of all charges for amortization of intangible assets during such period, determined on a consolidated basis in accordance with GAAP.

“Net Cash Proceeds” shall mean for any event requiring a reduction of the Total Revolving Loan Commitment, the Total Term Loan Commitment and/or repayment of Term Loans pursuant to Section 4.02, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net of reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith) received from any such event.

“Net Sale Proceeds” shall mean for any sale of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from any sale of assets, net of (i) reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions and reasonable legal, advisory and other fees and expenses, including title and recording expenses, associated therewith) and payments of unassumed liabilities relating to the assets sold at the time of, or within thirty (30) days after, the date of such sale, (ii) the amount of such gross cash proceeds required to be used to repay any Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement) which is secured by the respective assets which were sold, and (iii) the estimated marginal increase in income taxes which will be payable by the Borrower’s consolidated group with respect to the fiscal year in which the sale occurs as a result of such sale; provided, however, that such gross proceeds shall not include any portion of such gross cash proceeds which the Borrower determines in good faith should be reserved for post-closing adjustments (including indemnification payments) (in the event such amount of gross cash proceeds so reserved exceeds $500,000, to the extent the Borrower delivers to the Lenders a certificate signed by its chief financial officer or treasurer, controller or chief accounting officer as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six (6) months following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by the Borrower or any of its Subsidiaries shall constitute Net Sale Proceeds on such date received by the Borrower and/or any of its Subsidiaries from such sale, lease, transfer or other disposition.

“Net Worth” shall mean, as to any Person, the sum of its capital stock (including, without limitation, its preferred stock), capital in excess of par or stated value of shares of its capital stock (including, without limitation, its preferred stock), retained earnings and any other account which, in accordance with GAAP, constitutes stockholders equity, but excluding (i) any treasury stock and (ii) the effects of Financial Accounting Statement No. 115, provided however, notwithstanding any contrary treatment provided for by GAAP (as stipulated pursuant to Section 12.07(a)), the recorded amount of any redeemable common stock of such Person shown on the balance sheet of such Person under GAAP (as in effect on the Effective Date) shall be included in any determination of Net Worth.

“Noncash Working Capital” shall mean, as to any Person at any time, the difference between (i) the current assets of such Person and its Subsidiaries at such time, determined on a consolidated basis in accordance with GAAP but without counting cash and Cash Equivalents, and (ii) the current liabilities of such Person and its Subsidiaries at such time, determined on a consolidated basis in accordance with GAAP, but without counting (x) current maturities of long-term debt and (y) current liabilities attributable to pension or other post-retirement benefits which are not paid in cash during the fiscal year in which any such determination is made.

“Non-Lender Secured Letters of Credit” means letters of credit issued by financial institutions that are not Lenders and which may be secured by cash and Cash Equivalents.

“Note” shall mean each Term Note and each Revolving Note.

“Notice of Borrowing” shall have the meaning provided in Section 1.03.

“Notice of Conversion” shall have the meaning provided in Section 1.06.

“Notice Office” shall mean the office of the Administrative Agent at 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention: Alma Gonzalez, Telephone: (713) 750-3522, Facsimile: (713) 750-2223, or such other office as the Administrative Agent may designate to the Borrower and the Lenders from time to time.

“Obligations” shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Administrative Agent, the Issuing Lender or any Lender pursuant to the terms of this Agreement or any other Credit Document.

“Participant” shall have the meaning provided in Section 2.03(a).

“Payment Office” shall mean the office of the Administrative Agent at 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention: Alma Gonzalez, Telephone: (713) 750-3522, Facsimile: (713) 750-2223, or such other office as the Administrative Agent may designate to the Borrower and the Lenders from time to time.

“Permitted Acquisition” shall mean the acquisition by the Borrower or any of its Subsidiary Guarantors of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into the Borrower or a Subsidiary Guarantor, with the Borrower or such Subsidiary Guarantor being the surviving corporation), provided that (in each case) (A) the consideration paid by the Borrower or such Subsidiary Guarantor consists solely of cash (including proceeds of Revolving Loans), the issuance or incurrence of Indebtedness otherwise permitted by Section 8.05, the issuance of common equity of the Borrower or Qualified Preferred Stock of the Borrower in each case to the extent no Default or Event of Default exists pursuant to Section 9.10 or would result therefrom and the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 8.05, (B) in the case of the acquisition of 100% of the Equity Interests of any Person (including way of merger), such Person shall own no Equity Interests of any other Person (excluding de minimis amounts) unless either (x) such Person owns 100% of the Equity Interests of such other Person or (y) any non-Wholly Owned Subsidiary of such Person was non-Wholly Owned prior to the date of such Permitted Acquisition of such Person, (C) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 7.11, (D) substantially all of the business, division or product line acquired pursuant to the respective Permitted Acquisition, or the business of the Acquired Person and its Subsidiaries taken as a whole, is in the United States and (E) all applicable requirements of Sections 7.13, 8.07 and 8.14 applicable to Permitted Acquisitions are satisfied. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Businesses” shall mean, at any time, businesses of the type (i) conducted by the Borrower or any of its Subsidiaries as of the date of this Agreement, including, without limitation, the sale of insurance (other than title insurance), annuities and securities; “work-site” marketing involving the sale of insurance on employers’ premises (other than title insurance); financing insurance premiums for brokerage customers on terms customary for insurance brokers; licensing software used in the insurance brokerage industry; acting as a 401(k) administrator, third party administrator, human resource outsourcing, or managing general agency; acting as an annuity sales company, asset management company, securities brokerage firm, registered broker-dealer, registered investment advisor or service company handling stock and bond trades (other than securities underwriting and dealing activities); payroll servicing; acting as a captive insurance management company (providing services including the exercise of underwriting authority delegated by an insurance company, but not including the acceptance of any risk of underwriting losses); providing loss control and risk analysis services, association and affinity group marketing, consulting or plan design with respect to qualified and non-qualified retirement programs, management of the request for proposal process on behalf of clients seeking retirement and other benefit program administration or outsourcing services, health and welfare program enrollment and communication and health and welfare service call center support or (ii) conducted by an Acquired Entity or Business acquired pursuant to a Permitted Acquisition and which do not qualify as a “Permitted Business” pursuant to preceding clause (i), so long as (and only so long as) (x) such business does not represent more than 15% of the Adjusted Total Revenues of the business acquired pursuant to such Permitted Acquisition, (y) the Consolidated Total Revenue of the Borrower and its Subsidiaries generated by all such businesses described in this clause (ii) for the twelve-month period then last ended does not exceed $2,000,000 and (z) such business is sold or otherwise disposed of as soon as reasonably practicable following the consummation of such Permitted Acquisition (but, in any event, within one year following such Permitted Acquisition), it being understood that if any business or businesses described in this clause (ii) do not at any time meet the requirements of preceding clause (x), (y) or (z), same shall cease to constitute a “Permitted Business” for all purposes under this Agreement.

“Permitted Liens” shall have the meaning provided in Section 8.06.

“Permitted Prepayments” shall mean (a) any prepayment of Indebtedness that (i) is secured by a Permitted Lien on any property that has been sold by the Borrower or any of its Subsidiaries to any Person other than the Borrower or any of its Subsidiaries and (ii) must be prepaid by reason of such sale in an amount that does not exceed the aggregate amount of the cash purchase consideration received by the Borrower or any of its Subsidiaries at the time of such sale; (b) any prepayment of the Loans; (c) any prepayment of Indebtedness of any Subsidiary of the Borrower that is payable to the Borrower; (d) so long as no Event of Default has occurred and is continuing, any prepayment of Indebtedness permitted under Section 8.05(x); or (e) any prepayment of Permitted Seller Debt with the prior written consent of the Required Lenders.

“Permitted Seller Debt” shall mean (i) USI Seller Notes; (ii) Look-Back Liabilities; and (iii) Retention Liabilities.

“Permitted Subsidiary Bank Debt” means unsecured Indebtedness incurred by any Subsidiary of the Borrower from any bank or other financial institution, or insurance carrier.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five (5) year period immediately following the latest date on which the Borrower, or a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan, but excluding all Multiemployer Plans.

“Pledge Agreement” shall have the meaning provided in Section 5.01(j).

“Post-Closing Indebtedness to be Refinanced” shall mean the Indebtedness set forth on Schedule 10(b) that is to be refinanced after the Effective Date and prior to the 30th day following the Effective Date.

“Pre-Acquisition Adjusted EBITDA” shall mean, with respect to an Acquired Business or Entity that is acquired in connection with a Permitted Acquisition, the Consolidated EBITDA of such Acquired Business or Entity determined on a month-by-month basis for a twelve-month period ending within three months immediately preceding such acquisition and adjusted by the Borrower reasonably and in good faith (in a manner consistent with the agreement governing such acquisition) so as to add back employee compensation and rental expense items that will be eliminated after such acquisition, eliminate noncontinuing or nonrecurring revenues, and otherwise reflect changes in continuing revenues and expenses resulting from events occurring prior to or in connection with such acquisition.

“Preferred Stock” as applied to the capital stock of any Person, means capital stock of such Person (other than common stock of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of capital stock of any other class of such Person, and shall include any Qualified Preferred Stock and any Disqualified Preferred Stock.

“Prime Rate” shall mean the rate which JPMorgan Chase Bank announces from time to time as its prime commercial lending rate, the Prime Rate to change when and as such prime commercial lending rate changes. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. JPMorgan Chase Bank may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance Permitted

Acquisitions) or Preferred Stock (other than Qualified Preferred Stock) after the first day of the relevant Calculation Period as if such Indebtedness or Preferred Stock had been incurred or issued (and the proceeds thereof applied) on the first day of the relevant Calculation Period, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness except to the extent paid with Permitted Debt or Disqualified Stock) or Preferred Stock (other than Qualified Preferred Stock) after the first day of the relevant Calculation Period as if such Indebtedness or Preferred Stock had been retired or redeemed on the first day of the relevant Calculation Period and (z) the Permitted Acquisition, if any, then being consummated as well as any other Permitted Acquisition consummated after the first day of the relevant Calculation Period and on or prior to the date of the respective Permitted Acquisition then being effected, with the following rules to apply in connection therewith:

(i) all Indebtedness and Preferred Stock (other than Qualified Preferred Stock) (x) (other than revolving Indebtedness, except to the extent same is incurred to finance the Transaction, to refinance other outstanding Indebtedness, or to finance Permitted Acquisitions) incurred or issued after the first day of the relevant Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective Calculation Period and remain outstanding through the date of determination (and thereafter in the case of projections pursuant to Section 7.13(a)(iv)) and (y) (other than revolving Indebtedness except to the extent paid with Permitted Debt or Disqualified Preferred Stock) permanently retired or redeemed after the first day of the relevant Calculation Period shall be deemed to have been retired or redeemed on the first day of the respective Calculation Period and remain retired through the date of determination (and thereafter in the case of projections pursuant to Section 7.13(a)(iv));

(ii) all Indebtedness or Preferred Stock (other than Qualified Preferred Stock) assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest or accrued dividends, as the case may be, at (x) the rate applicable thereto, in the case of fixed rate Indebtedness or Preferred Stock or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness or Preferred Stock (although interest expense with respect to any Indebtedness or Preferred Stock for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that for purposes of calculations pursuant to Section 7.13(a)(iv), all Indebtedness or Preferred Stock (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions; and

(iii) in making any determination of Adjusted Pro Forma EBITDA on a Pro Forma Basis, pro forma effect shall be given to the Pre-Acquisition Adjusted EBITDA of any Acquired Entity or Business acquired in an Permitted Acquisition effected during the respective Test Period in accordance with the requirements of the definition of “Pre-Acquisition Adjusted EBITDA”.

“Profit Payment Agreements” shall mean, in respect of any Person, all agreements pursuant to which such Person is or may become obligated to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business (except commissions and bonuses payable for services rendered on terms comparable to those offered other similarly situated employees and not constituting Stock Appreciation Rights or Acquisition Consideration) and includes, in the case of the Borrower, all Stock Appreciation Rights.

“Projections” shall have the meaning provided in Section 5.01(m)(ii).

“Qualified Preferred Stock” shall mean any Preferred Stock of the Borrower, the express terms of which shall provide that dividends thereon shall not be required to be paid at any time (and to the extent) that such payment would be prohibited by the terms of this Agreement or any other agreement of the Borrower relating to outstanding indebtedness and which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (including any change of control or change of ownership), cannot mature and is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, and is not redeemable, or required to be repurchased, at the sole option of the holder thereof (including, without limitation, upon the occurrence of a change of control or change of ownership), in whole or in part, on or prior to the date occurring two (2) years after the Term Loan Maturity Date.

“Quarterly Payment Date” shall mean the last Business Day of each of March, June, September and December.

“Rating Period” shall mean, at any time, any of the Category A Period, the Category B Period, the Category C Period or the Category D Period as then in effect.

“Recovery Event” shall mean the receipt by the Borrower or any of its Subsidiaries of any insurance or condemnation proceeds (other than (x) proceeds from business interruption insurance or (y) up to $200,000 of any insurance or condemnation proceeds received in any fiscal year) payable (i) by reason of theft, physical destruction or damage or any other similar event with respect to any properties or assets of the Borrower or any of its Subsidiaries, (whether under any policy of insurance required to be maintained under Section 8.06 or otherwise) and (ii) by reason of any condemnation, taking, seizing or similar event with respect to any properties or assets of the Borrower or any of its Subsidiaries.

“Refinancing” shall mean (i) the refinancing of the Existing Credit Agreement and the other Initial Indebtedness to be Refinanced with the Loans and Letters of Credit made available hereunder, on the terms set forth in Sections 5.01(g) and (h) and (ii) the refinancing of the Post-Closing Indebtedness to be Refinanced with the Loans and Letters of Credit made available hereunder, on the terms set forth in Section 7.14.

“Register” shall have the meaning provided in Section 12.05.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Required Lenders” shall mean Lenders the sum of whose outstanding Term Loans and Revolving Loan Commitments (or, if after the termination thereof, outstanding Revolving Loans and Letter of Credit Outstandings) represent an amount greater than 50% of the sum of (i) the total outstanding Term Loans of Lenders and (ii) the Total Revolving Loan Commitment (or if after termination thereof, the sum of the then total outstanding Revolving Loans of Lenders and the aggregate RL Percentages of all Lenders of the total Letter of Credit Outstandings) at such time.

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Retention Liability” shall mean any liability incurred by the Borrower (and not guaranteed by any Subsidiary of the Borrower) in connection with a Permitted Acquisition if such liability (a) is contingent upon the revenues earned by the Acquired Entity or Business acquired pursuant to such Permitted Acquisition and (b) is not secured by a Lien upon any property of the Borrower or any of its Subsidiaries.

“Revolving Credit Facility” shall mean the four-year $30,000,000 revolving credit facility governed by this Agreement.

“Revolving Credit Maturity Date” shall mean August 11, 2007.

“Revolving Loan” shall have the meaning provided in Section 1.01(a).

“Revolving Loan Commitment” shall mean, with respect to each RL Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Revolving Loan Commitment,” as the same may be reduced from time to time pursuant to Sections 3.02, 3.03, 4.02 and/or Section 9.

“Revolving Note” shall have the meaning provided in Section 1.05(a).

“RL Commitment Fee” shall have the meaning provided in Section 3.01(a).

“RL Lender” shall mean at any time each Lender with a Revolving Loan Commitment or with an outstanding Revolving Loan.

“RL Percentage” of any Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the RL Percentage of any Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentages of the Lenders shall be determined immediately prior (and without giving effect) to such termination.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“S&P Credit Rating” shall mean at any time, the rating level (it being understood that numerical modifiers and (+) (-) modifiers shall constitute rating levels) then assigned by S&P to the Borrower’s senior secured long-term debt.

“Scheduled Repayment” shall have the meaning provided in Section 4.02(b).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“SEC Regulation D” shall mean Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

“Section 4.04(b)(ii) Certificate” shall have the meaning provided in Section 4.04(b)(ii).

“Secured Creditors” shall have the meaning provided in the Security Documents.

“Security Documents” shall mean the Pledge Agreement and each Additional Security Document.

“Solvent” shall mean, with respect to any Person at any time, that (a) the “present fair saleable value” of the property of such Person at such time would exceed the debts of such Person, contingent or otherwise, (b) such Person would not at such time have an unreasonably small amount of capital with which to conduct its business, and (c) such Person would at such time be able to pay its debts as they mature or otherwise become payable; in each case after giving effect to the Loans to be made at such time and to the application of the proceeds thereof. For this purpose, (i) “debt” means any liability on a “claim,” and (ii) “claim” means any (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal equitable, secured or unsecured, or (B) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (regardless of whether any conditions for drawing could be met).

“Stock Appreciation Rights” shall mean an obligation of the Borrower arising under the U.S.I. Holdings Corporation 2002 Equity Incentive Plan to make a payment to an employee of the Borrower upon termination of his or her employment in an amount contingent upon an increase in the value of the Capital Stock of the Borrower after the date such obligation was incurred, if such obligation constitutes the liability solely of the Borrower and is not guaranteed by any Subsidiary of the Borrower or secured by any Lien on any property of the Borrower and its Subsidiaries.

“Stockholders Equity” shall mean, for any Person at any time, the stockholders’ equity that would be shown on the balance sheet of such Person and its Subsidiaries prepared at such time on a consolidated basis in accordance with GAAP.

“Subordinated Indebtedness” shall mean any unsecured Indebtedness (a) incurred by the Borrower after the date of this Agreement, (b) either (i) not guaranteed by any Subsidiary of the Borrower or (ii) guaranteed on a subordinated basis by one or more Subsidiary Guarantors, (c) in amounts, pursuant to agreements, and on terms and conditions (including, without limitation, subordination provisions, redemption provisions, voting rights, maturities, covenants, defaults, standstill provisions and remedies), in form and substance satisfactory to and approved in writing by the Agents, (d) having a final maturity no earlier than August 11, 2009 and no amortization prior to such final maturity and (e) subordinated and junior in right of payment to the Loans and other Obligations and any extension, renewal, refinancing, refunding or replacement thereof (whether or not for an increased amount) on the terms and conditions so approved.

“Subsidiaries Guaranty” shall have the meaning provided in Section 5.01(k).

“Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% voting interest at the time for the board of directors or equivalent body. Unless otherwise expressly provided, all references to “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean each Wholly-Owned Subsidiary of the Borrower that is or becomes a party to the Subsidiaries Guaranty.

“Syndication Agent” shall have the meaning provided in the first paragraph of this Agreement.

“Taxes” shall have the meaning provided in Section 4.04(a).

“Term Loan Commitment” shall mean, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Term Loan Commitment”, as the same may be reduced or terminated pursuant to Sections 3.03(a) or (b).

“Term Loan Facility” shall mean the five-year $125,000,000 term loan facility governed by this Agreement.

“Term Loan Maturity Date” shall mean August 11, 2008.

“Term Loans” shall have the meaning provided in Section 1.01(a).

“Term Note” shall have the meaning provided in Section 1.05(a).

“Test Period” shall mean, at any time, each period of four consecutive fiscal quarters of the Borrower then last ended (in each case taken as one accounting period).

“Total Commitment” shall mean, at any time, the sum of the Term Loan Commitment and the Total Revolving Loan Commitment.

“Total Leverage Ratio” shall mean, at any time, the ratio of Consolidated Indebtedness at such time to Adjusted Pro Forma EBITDA for the Test Period then most recently ended.

“Total Revolving Loan Commitment” shall mean the sum of the Revolving Loan Commitments of each of the Lenders.

“Total Term Loan Commitment” shall mean the sum of the Term Loan Commitments of each Lender.

“Total Unutilized Revolving Loan Commitment” shall mean, at any time, (i) the Total Revolving Loan Commitment at such time less (ii) the sum of (I) the aggregate principal amount of all Revolving Loans outstanding at such time plus (II) the Letter of Credit Outstandings at such time.

“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being two separate Tranches, i.e., Term Loans and Revolving Loans.

“Transaction” shall mean, collectively, (i) the consummation of the Refinancing, (ii) the entering into of the Credit Documents and the incurrence of all Loans and issuance of all Letters of Credit hereunder on the Effective Date, and (iii) the payment of all fees and expenses in connection with the foregoing.

“Type” shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., a Base Rate Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

“Unpaid Drawings” shall have the meaning provided in Section 2.04(a).

“Unutilized Revolving Loan Commitment” with respect to any RL Lender at any time shall mean such RL Lender’s Revolving Loan Commitment at such time less the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such RL Lender and (ii) such RL Lender’s RL Percentage of the total Letter of Credit Outstandings at such time.

“USI Seller Note” shall mean a promissory note issued by the Borrower in payment of Acquisition Consideration for a Permitted Acquisition, or issued by the Borrower in exchange for any promissory note of the Borrower or any of its Subsidiaries issued to pay a portion of the purchase consideration for an acquisition consummated by the Borrower or any of its Subsidiaries prior to the date of this Agreement, if (a) such promissory note constitutes the liability solely of the Borrower, (b) no Subsidiary of the Borrower is directly or indirectly liable (under any Contingent Obligation or otherwise) for the payment of such promissory note or the performance or observance of any obligation of the Borrower and (c) such promissory note is not directly or indirectly secured by any Lien, and is not the subject of any agreement or undertaking pursuant to which a Lien may be granted, upon any present or future property of any Subsidiary of the Borrower and (d) such promissory note is subject to such other terms and conditions as are set forth in the letter agreement dated as of August 11, 2003 between the Borrower and the Administrative Agent.

“USIS” shall mean USI Insurance Services Corp., a Delaware corporation and a Wholly Owned Subsidiary of the Borrower.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Foreign Subsidiary.

“Wholly-Owned Subsidiary” of any Person shall mean any Subsidiary of such Person to the extent all of the capital stock or other ownership interests in such Subsidiary, other than directors’ or nominees’ qualifying shares, is owned directly or indirectly by such Person.

“Written” or “in writing” shall mean any form of written communication or a communication by means of telex, facsimile device, telegraph or cable.

SECTION 11. The Agents.

11.01 Appointment. Each of the Lenders and the Issuing Lender hereby irrevocably appoints the Administrative Agent as its agent (for purposes of this Section 11, the term “Administrative Agent” shall mean JPMorgan Chase Bank in its capacity as Administrative Agent hereunder and Collateral Agent pursuant to the Security Documents) and Bank of America, N.A. as Syndication Agent and authorizes the Administrative Agent and the Syndication Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and the Syndication Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

11.02 Agents in their Individual Capacity. The banks serving as the Administrative Agent and Syndication Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or Syndication Agent, as the case may be, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent or the Syndication Agent hereunder.

11.03 Exculpatory Provisions. Neither the Administrative Agent nor the Syndication Agent shall have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent and the Syndication Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent and the Syndication Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent and the Syndication Agent are required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.11), and (c) except as expressly set forth herein, neither Administrative Agent nor the Syndication Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the banks serving as Administrative Agent and Syndication Agent or any of their respective Affiliates in any capacity. Neither the Administrative Agent nor the Syndication Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.11) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent and the Syndication Agent shall each be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent or the Syndication Agent, as the case may be, by the Borrower or a Lender, and neither the Administrative Agent nor the Administrative Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Syndication Agent.

11.04 Reliance by the Agents. The Administrative Agent and the Syndication Agent shall each be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent and the Syndication Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent and the Syndication Agent may each consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.05 Delegation of Duties. The Administrative Agent and the Syndication Agent may each perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent or the Syndication Agent, as the case may be. The Administrative Agent, the Syndication Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Syndication Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and Syndication Agent.

11.06 Resignation. (a) Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lender and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Section 11 and Section 12.01 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

(b) The Syndication Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving five (5) Business Days’ prior written notice to the Lenders. Such resignation shall take effect at the end of such five Business Day period. Upon the effectiveness of the resignation of the Syndication Agent, the Administrative Agent shall assume all of the functions and duties of such the Syndication Agent hereunder and/or under the other Credit Documents.

11.07 Non-Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Syndication Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Syndication Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

SECTION 12. Miscellaneous.

12.01 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents, in connection with the syndication of the credit facilities provided for herein (up to $50,000, including due diligence and travel costs), the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Agent, the Issuing Lender or any Lender, including the fees, charges and disbursements of any counsel for any Agent, the Issuing Lender or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 12.01, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify each Agent, the Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent or the Issuing Lender under paragraph (a) or (b) of this Section 12.01, (x) each Lender severally agrees to pay to such Agent, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount and (y) each RL Lender severally agrees to pay to the Issuing Lender, such RL Lender’s RL Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Lender in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section 12.01 shall be payable promptly after written demand therefor.

12.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and continuance of an Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations and liabilities of the Borrower to such Lender or any other Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of the Borrower purchased by such Lender or any other Lender pursuant to Section 12.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Each Lender is hereby designated the agent of all other Lenders for purposes of effecting set off pursuant to this Section 12.02 and the Borrower hereby grants to each Lender for such Lender’s own benefit and as agent for all other Lenders a continuing security interest in any and all deposits, accounts or moneys of the Borrower maintained from time to time with such Lender.

12.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered, if to the Borrower, at the address specified opposite its signature below; if to any Lender, at its address specified for such Lender on Schedule II hereto; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be mailed, telegraphed, telexed, telecopied, cabled or sent by overnight courier and shall be effective when received.

12.04 Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lenders. Each Lender may at any time grant participations in any of its rights hereunder or under any of its Notes to any bank or other financial institution; provided that in the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents, including rights of consent, approval or waiver (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, except that the participant shall be entitled to receive the additional amounts under Sections 1.10, 1.12 and 4.04 of this Agreement to, and only to, the extent that such Lender would be entitled to such benefits if the participation had not been entered into or sold; and provided, further, that no Lender shall transfer, grant or assign any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating or reduce the rate or extend the time of payment of interest thereon or Fees, or reduce the principal amount thereof, or increase such participant’s participating interest in any Commitment or Loan over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of any Commitment and that an increase in any Commitment shall be permitted without the consent of any participant if such participant’s participation is not increased as a result thereof) or (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or any other Credit Document except in accordance with the terms hereof and thereof.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Revolving Loan Commitment (and related outstanding Obligations hereunder) and/or its outstanding Term Loans to (i) its parent company and/or any Affiliate of such Lender which is at least 50% owned by such Lender or its parent company, (ii) one or more Lenders or (iii) in the case of any Lender that is a fund that invests in bank loans or that manages (directly or through an Affiliate) any fund that invests in bank loans, any fund that invests in bank loans and is managed by the same investment advisor as such Lender, by an Affiliate of such investment advisor or by such Lender, as the case may be, or (y) assign all, or if less than all, a portion equal to at least (A) $5,000,000 in the case of Revolving Loan Commitments (and related outstanding Obligations hereunder) and (B) $1,000,000 in the case of Term Loans, in each case to one or more Eligible Transferees (treating (x) any fund that invests in bank loans and (y) any other fund that invests in bank loans and is managed by the same investment advisor as such fund or by an Affiliate of such investment advisor, as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment Agreement; provided that, (i) at such time Schedule I shall be deemed modified to reflect the Commitments and/or outstanding Term Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon surrender of the old Notes (or the furnishing of a standard indemnity letter from the respective assigning Lender in respect of any lost Notes reasonably acceptable to the Borrower), new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender, such new Notes to be in conformity with the requirements of Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Term Loans, as the case may be, (iii) the consent of the Administrative Agent and, so long as no Event of Default is then in existence, the Borrower shall be required in connection with any assignment to an Eligible Transferee pursuant to clause (y) of this Section 12.04(b) (which consent, in each case, shall not be unreasonably withheld or delayed), and (iv) the Administrative Agent shall receive at the time of each assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, provided that in the event of a concurrent assignment to two or more assignees that are Affiliates of one another, or two or more Eligible Transferees managed by the same investment advisor or affiliated investment advisors, only one such $3,500 assignment fee shall be payable; and provided further, that such transfer or assignment will not be effective until recorded by the Administrative Agent on the Register pursuant to Section 12.05. To the extent of any assignment pursuant to this Section 12.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and/or outstanding Term Loans. At the time of each assignment pursuant to this Section 12.04(b) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable a Section 4.04(b)(ii) Certificate) described in Section 4.04(b). Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower, or Administrative Agent, assign or pledge all or portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities; provided that (x) any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section 12.04(b) concerning assignments and (y) no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(c) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any State of the United States.

(d) Each Lender initially party to this Agreement hereby represents, and each Person that becomes a Lender pursuant to an assignment permitted by clause (b) above will upon its becoming party to this Agreement represent, that it is a commercial lender, other financial institution or other “accredited investor” (as defined in SEC Regulation D) which makes loans in the ordinary course of its business or is acquiring the Loans without a view to distribution of the Loans within the meaning of the federal securities laws, and that it will make or acquire Loans for its own account in the ordinary course of such business, provided that, subject to the preceding clauses (a) through (c), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.

12.05 Register. The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 12.05, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect the obligations of the Borrower in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and any Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to Section 12.04(b). Coincident with the delivery of such an Assignment Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 12.05 (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Administrative Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision)).

12.06 Payments Pro Rata. (a) The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations of the Borrower, it shall distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the Borrower to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount, provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

12.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP, consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders). In addition, except as otherwise specifically provided herein, all computations determining compliance with Section 8, including definitions used therein, shall utilize accounting principles and policies in conformity with those used to prepare the historical financial statements delivered to the Lenders for the fiscal year of the Borrower ended December 31, 2002; provided that if at any time the computations determining compliance with Section 8 utilize accounting principles different from those utilized in the financial statements then being furnished to the Lenders pursuant to Section 7.01, such financial statements shall be accompanied by reconciliation work-sheets.

(b) All computations of interest on Loans and Fees hereunder shall be made on the actual number of days elapsed over (i) a year of 365/366 days for interest on Loans maintained as Base Rate Loans when the Base Rate is based on the Prime Lending Rate and (ii) a year of 360 days in all cases other than that set forth in the preceding clause (i).

12.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER AND EACH LENDER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER AND EACH LENDER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK JURISDICTION OVER SUCH BORROWER OR SUCH LENDER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS, THAT ANY SUCH COURT LACKS JURISDICTION OVER SUCH BORROWER OR SUCH LENDER. THE BORROWER AND EACH LENDER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH BORROWER OR SUCH LENDER, AS THE CASE MAY BE, AT ITS ADDRESS FOR NOTICES PURSUANT TO SECTION 12.03, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. THE BORROWER AND EACH LENDER, AS THE CASE MAY BE, HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST EACH BORROWER IN ANY OTHER JURISDICTION.

(b) THE BORROWER AND EACH LENDER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE

LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

12.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

12.10 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

12.11 Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Lender and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 12.11, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 12.06 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release all or substantially all of the Subsidiary Guarantors from the Subsidiaries Guaranty (except as expressly provided in the Credit Documents), without the written consent of each Lender, (vi) release all or substantially all of the Collateral (except as expressly provided in the Security Documents), without the written consent of each Lender, or (vii) change any of the provisions of this Section 12.11 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and the Revolving Loan Commitments on the Effective Date) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent or the Issuing Lender hereunder without the prior written consent of such Agent or the Issuing Lender, as the case may be.

12.12 Survival. All indemnities set forth herein including, without limitation, in Section 1.10, 1.12, 4.04 or 12.01 shall survive the execution and delivery of this Agreement and the making of the Loans, the repayment of the Obligations and the termination of the Total Commitment.

12.13 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any branch, office, Subsidiary or affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 12.13 would, at the time of such transfer, result in increased costs under Section 1.10, 1.12 or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

12.14 Confidentiality. (a) Each Lender shall (i) hold all non-public information (including, without limitation, all financial projections and analyses) furnished by the Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender pursuant to the requirements of this Agreement (“Confidential Information”) confidential, (ii) use Confidential Information only for purposes related to this Agreement and its position as a Lender hereunder and (iii) not disclose such Confidential Information other than as provided herein; provided that any Lender and/or its affiliates may disclose any such Confidential Information (a) as has become generally available to the public other than as a result of disclosure in violation of this Section 12.14, (b) as has become available to such Lender or any such affiliate on a non-confidential basis from a source other than the Borrower and its respective affiliates, provided that the source is not known by such Lender to be prohibited from transmitting such information to such Lender by a contractual, legal or fiduciary obligation, (c) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender and/or its affiliates, (d) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation or other judicial process (it being understood that, to the extent reasonably practicable under the circumstances, the Borrower shall be given prior notice and an opportunity to contest any proposed disclosure pursuant to this clause (d)), (e) in order to comply with any law, order, regulation or ruling applicable to such Lender and/or its affiliates, and (f) to any permitted prospective or actual syndicate member or participant in any Loans, provided that such prospective or actual syndicate member or participant agrees with the respective assigning Lender to be bound by the provisions of this Section 12.14. The provisions of this Section 12.14 shall survive any termination of this Agreement.

(b) Each Lender acknowledges that it is aware of the restrictions imposed by the United States securities laws on the purchase or sell of the Borrower’s securities by any person who has received material non-public information from the Borrower and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

(c) Each Credit Party hereby represents and acknowledges that, to the best of its knowledge, neither any Agent nor any Lender, nor any employees or agents of, or other persons affiliated with, any Agent or any Lender, have directly or indirectly made or provided any statement (oral or written) to such Credit Party or to any of its employees or agents, or other persons affiliated with or related to such Credit Party (or, so far as such Credit Party is aware, to any other person), as to the potential tax consequences of the Transaction.

(d) Neither the Agents nor the Lenders provide accounting, tax or legal advice. Notwithstanding any express or implied claims of exclusivity or proprietary rights, each Credit Party, each Agent and each Lender hereby agree and acknowledge that each Credit Party, each Agent and each Lender (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided to any Credit Party, any Agent or any Lender relating to such tax treatment and tax structure. In this regard, each Credit Party, each Agent and each Lender acknowledge and agree that the disclosure of the tax treatment and tax structure of the Transaction is not limited in any way by an express or implied understanding or agreement, oral or written (whether or not such understanding or agreement is legally binding). For purposes of this authorization, “tax” means United States Federal income tax, “tax treatment” means the purported or claimed Federal income tax treatment of the transaction, and “tax structure” means any fact that may be relevant to understanding the purported or claimed Federal income tax treatment of the transaction. This paragraph is intended to reflect the understanding of each Credit Party, each Agent and each Lender that the Transaction is not a “confidential transaction” as that phrase is used in Treasury Regulation § 1.6011-4(b)(3)(i), and shall be interpreted in a manner consistent therewith. Nothing herein is intended to imply that any of each Credit Party, each Agent and each Lender made or provided a statement, oral or written, to, or for the benefit of, any of each other as to any potential tax consequences that are related to, or may result from, the Transaction.

12.15 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.16 ACKNOWLEDGMENT. By the execution and delivery of this Agreement, each Lender hereby acknowledges and agrees that (i) it has received a copy of the letter agreement referenced in clause (d) of the definition of “USI Seller Note” and (ii) the terms and conditions contained in such letter agreement are satisfactory thereto.

*        *        *

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

Address:

U.S.I. HOLDINGS CORPORATION

Attention: Telephone: Facsimile:	By:	/s/ Robert Schneider
Name: Robert Schneider
Title: Executive Vice President

JPMORGAN CHASE BANK, individually, as Administrative Agent and as Issuing Lender

By:	/s/ Helen L Newcomb
Name: HELEN L NEWCOMB
Title: VICE PRESIDENT

BANK OF AMERICA, N.A., individually and as Syndication Agent

By:
Name:
Title:

JPMORGAN CHASE BANK, individually, as Administrative Agent and as Issuing Lender

By:
Name:
Title:

BANK OF AMERICA, N.A., individually and as Syndication Agent

By:	/s/ Jim V. Miller
	Name:	Jim V. Miller
	Title:	Managing Director

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ George L. Kumis
	Name:	George L. Kumis
	Title:	Senior Vice President

FIFTH THIRD BANK

By:	/s/ Steve Siple
Name: Steve Siple
Title: Assistant Vice President

SUNTRUST BANK

By:	/s/ Brian K. Peters
Name: Brian K. Peters
Title: Managing Director

KZH CYPRESSTREE-1 LLC

By:	/s/ HI HUA
Name: HI HUA
Title: AUTHORIZED AGENT

KZH STERLING LLC

By:	/s/ HI HUA
Name: HI HUA
Title: AUTHORIZED AGENT